UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

CODEXIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2019

Dear Stockholder:

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Codexis, Inc. (“Codexis,” “we,” “us” or “our”) to be held on Monday, June 11, 2019, at 9:00 a.m., California time, at our executive offices at 400 Penobscot Drive, Redwood City, California.

At this year’s Annual Meeting, you will be asked to:

(i)	elect three Class III directors to hold office until the 2022 annual meeting of stockholders;
(ii)	ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;
(iii)	approve the Codexis, Inc. 2019 Incentive Award Plan; and
(iv)	transact such other business as may properly come before the Annual Meeting.

The accompanying Notice of Annual Meeting and proxy statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that election of its nominees for director, the ratification of the Audit Committee’s selection of our independent registered public accounting firm and the approval of the Codexis, Inc. 2019 Incentive Award Plan are in the best interest of Codexis and its stockholders, and, accordingly, recommends a vote “FOR” election of its nominees for director, “FOR” the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm, and “FOR” the approval of the Codexis, Inc. 2019 Incentive Award Plan.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote as soon as possible. You may vote on the Internet or by telephone. If, however, you requested to receive paper proxy materials, then you may also vote by mailing a complete, signed and dated proxy card or voting instruction card in the envelope provided. Voting by written proxy, over the Internet or by telephone will ensure your shares are represented at the Annual Meeting.

Sincerely,

John J. Nicols
President and Chief Executive Officer

CODEXIS, INC.
200 Penobscot Drive
Redwood City, CA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MONDAY, JUNE 11, 2019

To the Stockholders of Codexis, Inc. (“Codexis,” “we, “us” and “our”):

We will hold an annual meeting of our stockholders (the “Annual Meeting”) at our executive offices at 400 Penobscot Drive, Redwood City, California, on Monday, June 11, 2019, at 9:00 a.m., California time, for the following purposes:

(i)	To elect each of Byron L. Dorgan, David V. Smith and Dennis P. Wolf to our board of directors for a three-year term expiring at the 2022 annual meeting of stockholders or until their respective successors are duly elected and qualified or their earlier resignation or removal;
(ii)	To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;
(iii)	To approve the Codexis, Inc. 2019 Incentive Award Plan; and
(iv)	To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

These items of business are described in the attached proxy statement. Only stockholders of record of shares of our common stock at 5:00 p.m., New York time, on April 17, 2019, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

We have elected to provide our proxy materials to our stockholders over the internet as permitted by the rules of the U.S. Securities and Exchange Commission. As a result, we are mailing most of our stockholders a paper copy of the Notice of Internet Availability of Proxy Materials, or the Notice, but not a paper copy of our proxy statement and our 2018 Annual Report to Stockholders. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2018 Annual Report to Stockholders, including the consolidated financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K, and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of our proxy materials by mail.

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting, and at the principal executive offices of Codexis during regular business hours for a period of not less than ten days prior to the Annual Meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote on the Internet or by telephone. If, however, you requested to receive paper proxy materials, then you may also vote by mailing a complete, signed and dated proxy card or voting instruction card in the envelope provided. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the instructions provided to you by that broker, bank or other nominee to determine how you will be able to submit your voting instructions. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure that your shares are represented at the Annual Meeting.

Sincerely,

John J. Nicols
President and Chief Executive Officer

Redwood City, California
April 26, 2019

i

ii

CODEXIS, INC.
200 Penobscot Drive
Redwood City, CA 94063

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2019

The Board of Directors (the “Board”) of Codexis, Inc. (referred to herein as the “Company,” “Codexis,” “we”, “us” or “our”) is soliciting your proxy to vote at our 2019 Annual Meeting of Stockholders to be held on Tuesday, June 11, 2019, at 9:00 a.m. local time, at our headquarters located at California time, at our executive offices at 400 Penobscot Drive, Redwood City, California, or at any continuation, postponement or adjournment thereof (the “Annual Meeting”), for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting as well as any other business properly brought before the Annual Meeting. This Proxy Statement is dated as of April 26, 2019.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials. We have retained Mackenzie Partners, Inc. to solicit proxies for a fee of $18,000 plus a reasonable amount to cover out-of-pocket expenses for proxy solicitation services.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record as of April 17, 2019 (the “Record Date”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or e-mail may be found in the Notice of Internet Availability of Proxy Materials and on the website referred to in the Notice of Internet Availability of Proxy Materials, including an option to request paper copies on an ongoing basis. On or about April 26, 2019, we are making this Proxy Statement available on the Internet. We are mailing the Notice of Internet Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting on or about May 2, 2019. We intend to mail or e-mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested copies of such materials by mail or e-mail, within three business days of request.

The Company’s Annual Report on Form 10-K, which contains financial statements for fiscal year 2018 (the “Annual Report”), accompanies this Proxy Statement if you have requested and received a copy of the proxy materials in the mail. Stockholders that receive the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and the Annual Report at the website referred to in the Notice of Internet Availability of Proxy Materials. The Annual Report and this Proxy Statement are also available on our investor relations website at http://www.codexis.com/investors, at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov and at https://materials.proxyvote.com/192005. You also may obtain a copy of Codexis’ Annual Report, including the consolidated financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K, without charge, by writing to our Investor Relations department at the above address. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

INFORMATION CONCERNING VOTING AND SOLICITATION

Who Can Vote

You are entitled to vote if you are a stockholder of record of our common stock (or “common stock”) as of the close of business on April 17, 2019. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

If, at the close of business on April 17, 2019, your shares of common stock were registered directly in your name with Equiniti Trust Company, our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If your shares of common stock are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of those shares and you have the right to instruct your broker, bank or other nominee, who is considered the stockholder of record for the purposes of voting at the Annual Meeting, on how to vote the shares in your account. Your broker, bank or nominee will send you a voting instruction form for you to use to direct how your shares should be voted.

The Internet and telephone voting will close at 11:59 p.m., New York time, on June 10, 2019. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by the Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing by 11:59 p.m., New York time, on June 10, 2019) that are received before the polls are closed at the Annual Meeting, and that are not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted “FOR” the election of Byron L. Dorgan, David V. Smith and Dennis P. Wolf as our Class III directors, “FOR” the ratification of the selection of BDO USA, LLP (“BDO”) as our independent registered public accounting firm, and “FOR” the approval of the Codexis, Inc. 2019 Incentive Award Plan. The proxy gives each of John J. Nicols and Gordon Sangster discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our Secretary a signed written notice of revocation, bearing a date later than the date of the original proxy, stating that the original proxy is revoked;
•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;
•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions will be followed); or
•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Codexis proxies should be addressed to:

Codexis, Inc.
200 Penobscot Drive
Redwood City, CA 94063
Attention: Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the broker, bank or other nominee who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

Quorum and Votes Required

At 5:00 p.m., New York time, on April 17, 2019, 54,540,929 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions.

Quorum. A majority of the outstanding shares of common stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum at the Annual Meeting. Shares of common stock held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum.

Broker Non-Votes. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for any matter that the United States Securities Exchange Commission (“SEC”) determines to be a “significant matter” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker is not entitled to vote your shares on “non-routine” proposals (i.e., of the proposals to be considered at the Annual Meeting, the election of directors and the approval of the Codexis, Inc. 2019 Incentive Award Plan) without your instructions and will only vote your shares on such proposals if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Broker “non-votes” are not included in the tabulation of voting results for “non-routine” proposals for purposes of determining whether such proposals have been approved.

Election of Class III Directors. Our bylaws provide that a plurality of votes cast in favor of the election of a director shall be sufficient to elect such director to the board of directors. Under this plurality voting standard, the nominees for available directorships who receive the highest number of affirmative votes cast are elected. Withheld votes will not have any effect on the election of directors. Brokers are not empowered to vote on the election of directors without instructions from the beneficial owner of the shares and thus broker non-votes likely will occur. Since broker non-votes are not considered votes cast for a candidate, they will not have any effect on the election of directors.

Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of BDO as our independent registered public accounting firm. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm; thus broker non-votes are generally not expected to result from the vote on this proposal.

Approval of Codexis, Inc. 2019 Incentive Award Plan. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for the approval of the Codexis, Inc. 2019 Incentive Award Plan. Abstentions will have the same effect as voting against this proposal. Brokers are not empowered to vote on “non-routine matters” without instructions from the beneficial owner of the shares and thus broker non-votes likely will occur with respect to this proposal. Broker non-votes will have no effect on the vote for this proposal.

Solicitation of Proxies

Our board of directors is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices of Annual Meeting, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have also retained Mackenzie Partners, Inc. to solicit proxies for a fee of $18,000 plus a reasonable amount to cover out-of-pocket expenses for proxy solicitation services.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of April 17, 2019 for:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all directors and current executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Codexis, Inc., 200 Penobscot Drive, Redwood City, CA 94063. We have determined beneficial ownership in accordance with the rules promulgated by the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 17, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Percentage of beneficial ownership is based on 54,540,929 shares of common stock outstanding as of April 17, 2019.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Nantahala Capital Management, LLC(1)	6,549,800	12.0%
BlackRock, Inc.(2)	3,609,165	6.6%
Telemark Asset Management, LLC(3)	3,350,000	6.1%
Baillie Gifford & Co(4)	2,884,490	5.3%

Named Executive Officers and Directors
John J. Nicols(5)	3,527,209	6.5%
Gordon Sangster(6)	562,856	1.0%
James J. Lalonde(7)	677,800	1.2%
Michael Aldridge(8)	—	*
Thomas R. Baruch(9)	143,093	*
Pam P. Cheng	64,642	*
Byron L. Dorgan(10)	310,593	*

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Kathleen S. Glaub	63,534	*
Bernard J. Kelley(11)	261,921	*
David V. Smith(12)	62,602	*
Dennis P. Wolf(13)	97,230	*
Patrick Y. Yang	53,817	*
All executive officers and directors as a group (12 persons)(14)	5,825,297	10.7%
*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Based solely on a Schedule 13G/A (the “Nantahala 13G/A”) filed by Nantahala, Wilmot B. Harkey and Dan Mack (collectively, the “Nantahala Reporting Persons”) on February 14, 2019 with respect to shares of Codexis common stock beneficially owned by the Nantahala Reporting Persons as of December 31, 2018. Wilmot B. Harkey and Dan Mack are the managing members of Nantahala. Based solely on the Nantahala 13G/A, each of the Nantahala Reporting Persons has shared voting and dispositive power with respect to shares of Codexis common stock, Nantahala may be deemed to be the beneficial owner of shares of Codexis common stock held by funds and separately managed accounts under its control, and as the managing members of Nantahala, each of Messrs. Harkey and Mack may be deemed to be a beneficial owner of those shares. The address of the Nantahala Reporting Persons is 19 Old Kings Highway South, Suite 200, Darien, CT 06820.
(2)	Based solely on a Schedule 13G/A (the “BlackRock 13G/A”) filed by BlackRock, Inc. (“BlackRock”) on February 4, 2019, with respect to shares of Codexis common stock beneficially owned by BlackRock as of December 31, 2018. Based solely on the BlackRock 13G/A, BlackRock has sole voting power with respect to 3,496,000 shares of Codexis common stock and sole dispositive power with respect to 3,609,165 shares of Codexis common stock. The principal business address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(3)	Based solely on a Schedule 13G/A (the “Telemark 13G/A”) filed by Telemark Asset Management, LLC, Telemark Fund LP and Colin McNay (collectively, the “Telemark Reporting Persons”) on January 30, 2019 with respect to shares of Codexis common stock beneficially owned by the Telemark Reporting Persons as of December 31, 2018. Based solely on the Telemark 13G/A: Telemark Asset Management, LLC is the investment adviser of Telemark Fund, LP; Colin McNay is the President and sole owner of Telemark Asset Management, LLC; and each Telemark Reporting Person has shared voting and dispositive power over 3,350,000 shares of Codexis common stock. The principal business address of the Telemark Reporting Persons is One International Place, Suite 4620, Boston, MA 02110.
(4)	Based solely on a Schedule 13G/A (the “Baillie Gifford 13G/A”) filed by Baillie Gifford & Co. on January 24, 2019, with respect to shares of Codexis common stock beneficially owned by Baillie Gifford as of December 31, 2018. Based solely on the Baillie Gifford 13G/A, Baillie Gifford & Co. has sole voting power with respect to 2,884,490 shares of Codexis common stock. The principal business address of Baillie Gifford & Co is Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, United Kingdom.
(5)	Consists of (i) 1,072,679 shares owned directly by Mr. Nicols and (ii) 2,454,530 shares issuable pursuant to stock options exercisable within 60 days of April 17, 2019.
(6)	Consists of (i) 134,453 shares owned directly by Mr. Sangster and (ii) 428,403 shares issuable pursuant to stock options exercisable within 60 days of April 17, 2019.
(7)	Consists of (i) 107,781 shares owned directly by Dr. Lalonde and (ii) 570,019 shares issuable pursuant to stock options exercisable within 60 days of April 17, 2019. Dr. Lalonde has announced his intention to resign from the Company effective May 31, 2019.
(8)	Mr. Aldridge resigned from Codexis on August 17, 2018.
(9)	Consists of (i) 103,093 shares owned directly by Mr. Baruch and (ii) 40,000 shares issuable pursuant to stock options exercisable within 60 days of April 17, 2019.
(10)	Consists of (i) 190,593 shares owned directly by Mr. Dorgan and (ii) 120,000 shares issuable pursuant to stock options exercisable within 60 days of April 17, 2019.
(11)	Consists of (i) 205,255 shares owned directly by Mr. Kelley and (ii) 56,666 shares issuable pursuant to stock options exercisable within 60 days of April 17, 2019.
(12)	Consists of shares owned directly by a family trust of which Mr. Smith is trustee.
(13)	Consists of (i) 77,230 shares owned directly by Mr. Wolf and (ii) 20,000 shares issuable pursuant to stock options exercisable within 60 days of April 17, 2019.
(14)	Consists of (i) 2,135,679 shares owned directly by our executive officers and directors as a group and (ii) 3,689,618 shares issuable pursuant to stock options exercisable within 60 days of April 17, 2019.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, our quarterly reports on Form 10-Q and our current reports on Form 8-K.

ITEM 1

ELECTION OF DIRECTORS

Board Structure

Our bylaws provide for a fixed number of directors as set by the board of directors. There are currently nine directors on our board. The directors are divided into three classes, each of whom serves for a term of three years: Class I directors (who hold office until the close of the 2020 annual meeting of stockholders), Class II directors (who hold office until the close of the 2021 annual meeting of stockholders) and Class III directors (who hold office until the close of the Annual Meeting). At each annual meeting of stockholders, the term of one of the classes of directors expires. The class of directors with a term expiring at the Annual Meeting are the Class III directors, currently consisting of three directors, Byron L. Dorgan, David V. Smith and Dennis P. Wolf.

Director Nominees

Based upon the recommendation of our nominating and corporate governance committee, our board of directors has nominated each of Byron L. Dorgan, David V. Smith and Dennis P. Wolf for election as a Class III director to our board. If elected, each director nominee would serve a three-year term expiring at the close of our 2022 annual meeting of stockholders, or until his or her successor is duly elected and qualified. Each of Messrs. Dorgan, Smith and Wolf currently serves on our board of directors, and has agreed to be named in this proxy statement and to serve as a director if elected. Biographical information on each of the director nominees is furnished below under “Director Nominee Biographical Information.”

Set forth below is information regarding the director nominees as of April 17, 2019:

Name	Age	Director Since	Class/Term Expires
Byron L. Dorgan(1)(2)	76	2011	Class III/2019
David V. Smith(2)	59	2016	Class III/2019
Dennis P. Wolf(2)	66	2007	Class III/2019
(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee

Director Nominee Biographical Information

The following biographical information is furnished as of April 17, 2019 with regard to the director nominees.

Byron L. Dorgan has served as a director of Codexis since February 2011. Mr. Dorgan brings to our board of directors experience in economic issues, policy making, health care and government affairs. Mr. Dorgan represented the State of North Dakota in the United States Senate from 1992 to January 2011, when he retired. Prior to serving in the United States Senate, Mr. Dorgan served in the United States House of Representatives from 1981 to 1992. During his time in the United States Senate, Mr. Dorgan served in the United States Senate Leadership, first as Assistant Democratic Floor Leader and then as Chairman of the Democratic Policy Committee. He also served as the Chairman of the Committee on Indian Affairs and was the senior Senator on the Appropriations, Energy and Commerce Committees. Prior to being elected to the United States House of Representatives, Mr. Dorgan served as North Dakota State Tax Commissioner from 1969 until 1980. Mr. Dorgan is a New York Times bestselling author of four books, including Take this Job and Ship It: How Corporate Greed and Brain-Dead Politics Are Selling Out America, Reckless! How Debt, Deregulation and Dark Money Nearly Bankrupted America, Blowout and Gridlock. Mr. Dorgan is chair of a Non-Profit Board, The Center for Native American Youth (CNAY), working with Native American youth living on Indian Reservations in the U.S. Mr. Dorgan holds a B.S. from the University of North Dakota and an M.B.A. from the University of Denver.

David V. Smith has served as a director of Codexis since March 2016. Mr. Smith brings to our board of directors extensive experience in financial management, corporate finance and corporate governance. Mr. Smith serves as Executive Vice President and Chief Financial Officer at Five Prime Therapeutics, a publicly traded company focused on discovering and developing novel immuno-oncology protein therapeutics. Previously, Mr. Smith served as Chief Operating Officer of IntegenX, a privately held company focused on rapid DNA identification technology, until its acquisition by Thermo Fisher Scientific in March 2018. Prior to IntegenX, he was Executive

Vice President and Chief Financial Officer of Thoratec Corporation, a publicly-traded company focused on the development of advanced therapy options for the treatment of heart disease, from December 2006 until July 2011. Prior to joining Thoratec in 2006, Mr. Smith served as Vice President and Chief Financial Officer of Chiron Corporation, which he joined in 1999, and where he held a number of positions of increasing responsibility, including Vice President, Principal Accounting Officer and Controller, and Vice President of Finance. Mr. Smith served as the Vice President of Finance and Chief Financial Officer at Anergen Incorporated from 1997 to 1999. From 1988 to 1997, Mr. Smith served in various financial management positions with Genentech, Inc., both in the United States and Europe. He previously held finance positions at Syntex Corporation and IBM Corporation. Mr. Smith previously served as chair of the Audit Committee and a Director of OncoGenex Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, and of Perlegen Sciences, Inc. He holds a B.A. in Economics and History from Willamette University and an M.B.A. specializing in finance from Golden Gate University.

Dennis P. Wolf has served as a director of Codexis since December 2007. Mr. Wolf brings to our board of directors extensive experience in financial management, corporate finance and public company corporate governance. Mr. Wolf served as Chief Financial Officer of DataStax, Inc., a private software company, from November 2013 to February 2017. Previously, Mr. Wolf served as Executive Vice President and Chief Financial Officer of Fusion-io Multisystems, a computer hardware and software company, from November 2009 to October 2013. Prior to Fusion-io, Mr. Wolf served as Executive Vice President and Chief Financial Officer of MySQL AB. Mr. Wolf has also held financial management positions for public high technology companies including Apple Computer, Inc., Centigram Communications, Inc., Credence Systems Corporation, Omnicell, Inc., Redback Networks Inc. and Sun Microsystems, Inc. Mr. Wolf has been a director and chair of the audit committee for other public companies including Quantum Corporation, Avanex Corporation, Bigband Networks, Komag, Inc., Registry Magic, Inc. and Vitria Technology, Inc., and served as a director of Exponential Interactive, Inc. He holds a B.A. from the University of Colorado and an M.B.A. from the University of Denver.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES.

Directors Not Standing for Election

Set forth below is information for the members of the board whose terms of directorship do not expire at the Annual Meeting and who are not standing for election at this year’s Annual Meeting as of April 17, 2019:

Name	Age	Director Since	Class/Term Expires
Thomas R. Baruch(1)(2)	80	2002	Class I/2020
Pam P. Cheng(1)(3)	48	2014	Class I/2020
Patrick Y. Yang(1)(2)	71	2014	Class I/2020
Kathleen S. Glaub(1)(3)	65	2014	Class II/2021
Bernard J. Kelley(2)	77	2004	Class II/2021
John J. Nicols	55	2012	Class II/2021
(1)	Member of the Science & Technology Committee
(2)	Member of the Nominating and Corporate Governance Committee
(3)	Member of the Compensation Committee

The following director biographical information is furnished as of April 17, 2019 with regard to our directors (other than our director nominees) whose terms of directorship do not expire at the Annual Meeting.

Thomas R. Baruch has served as a director of Codexis since 2002. Mr. Baruch brings to our board of directors knowledge of the biotechnology and clean technology industries as well as public company governance experience. Since November 2010, Mr. Baruch has served as president and managing general partner of Baruch Future Ventures, LLC, a venture capital fund that he founded, and since April 2013, Mr. Baruch has served as partner of Formation 8, a venture capital Mr. Baruch is also the founder and partner emeritus of CMEA Capital, a venture capital firm that was established in 1989 as an affiliated fund of New Enterprise Associates. Mr. Baruch served as managing partner of CMEA Capital from 1989 to October 2010. Mr. Baruch currently serves as a director for various clean technology companies, including as a member of the board of directors of

Calysta, Inc., a developer of synthetic protein for application in feeding fish raised on commercial aquafarms, Urban Electric Power, a developer of rechargeable battery systems, and Heliotrope Technologies, Inc., a developer of dynamic glass for architectural applications in commercial industrial buildings. In addition, Mr. Baruch is currently on the board of directors of TeselaGen Biotechnology, a private biotechnology company; LaunchPad Central, a developer and seller of software for early stage investors and entrepreneurs; and That Man May See Foundation, a charitable foundation which supports the Department of Ophthalmology at the University of California, San Francisco. Before starting CMEA, Mr. Baruch was a founder and Chief Executive Officer of Microwave Technology, Inc., a supplier of gallium arsenide integrated circuits. Prior to his employment with Microwave Technology, Inc., Mr. Baruch managed a dedicated venture fund at Exxon Corp, and was president of the Exxon Materials Division. Earlier in his career, Mr. Baruch worked as a patent attorney and remains a registered patent attorney. He is also both a member of the Executive Committee of the Council of Competitiveness and member of the Steering Committee of the ESIS Initiative (Energy, Security, Innovation, and Sustainability) of the Council of Competitiveness. Mr. Baruch is a member of the board of trustees of Rensselaer Polytechnic Institute and the Sierra Club Climate Recovery Cabinet. Mr. Baruch holds a B.S. in engineering from Rensselaer Polytechnic Institute and a J.D. from Capital University.

Pam P. Cheng has served as a director of Codexis since October 2014. Ms. Cheng brings to our board of directors experience in pharmaceutical manufacturing and conducting business in Asia, as well as senior management and financial operations experience. Ms. Cheng has served as the Executive Vice President, Operations and IT for AstraZeneca plc, a publicly-traded multinational pharmaceutical and biologics company, since June 2015. Previously, Ms. Cheng was a 17-year veteran of Merck and most recently served as President of MSD China, Merck’s subsidiary in China. Prior to serving as President of MSD China, Ms. Cheng served as Senior Vice President, Global Supply Chain Management for Merck in New Jersey, with overall end-to-end supply chain oversight for its human health, vaccines, and consumer care businesses globally. Before Merck, Ms. Cheng held operational roles at GAF Chemicals and UOP/Union Carbide. Ms. Cheng received an M.B.A. in Marketing from Pace University in New York and her Bachelor and Masters of Chemical Engineering from the Stevens Institute of Technology in New Jersey. She has also earned Six Sigma Executive Belt Certification.

Patrick Y. Yang has served as a director of Codexis since February 2014. Dr. Yang brings to our board of directors significant experience in pharmaceutical manufacturing and process development. From September 2017 to January 2019, Dr. Yang served as Executive Vice President of Juno Therapeutics, Inc., a biopharmaceutical company focused on developing innovative cellular immunotherapies for the treatment of cancer. From January 2010 to March 2013, Dr. Yang served as Head of Global Technical Operations for F. Hoffmann-La Roche Ltd., where he was responsible for the company’s pharmaceutical and biotechnology manufacturing operations, process development, quality, regulatory, supply management and distribution functions. From December 2003 to December 2009, Dr. Yang worked for Genentech, where he most recently served as Executive Vice President of Product Operations, and was responsible for Genentech’s manufacturing, process development, quality, regulatory affairs and distribution functions. Prior to joining Genentech, Dr. Yang worked for Merck, where he held several leadership roles including Vice President of Asia/Pacific Manufacturing Operations and Vice President of Supply Chain Management. He also previously worked at General Electric Co. and Life Systems, Inc. Dr. Yang currently serves on the board of directors of Tesoro Corporation, a public independent petroleum refining and marketing company, PharmaEssentia Corporation (Taiwan), a public clinical-stage biotechnology company, Amyris, Inc., a public synthetic biology/biotechnology company, and Taiwania Capital Management Company in Taiwan. Dr. Yang earned a B.S. in Engineering from the National Chiaotung University in Taiwan, a M.S. in Electrical Engineering from the University of Cincinnati and a Ph.D. in engineering from the Ohio State University.

Kathleen S. Glaub has served as a director of Codexis since September 2014. Ms. Glaub brings to our board of directors experience in company-building and business strategy at drug development and technology companies. Ms. Glaub currently serves as Executive Chair of CuraSen Therapeutics, Inc. and also serves as a member of the board of directors of Escient Pharmaceutical and IO Biotechnology and advisory board member to Bailard Healthcare Fund. From August 2014 until its acquisition by Merck in July 2016, Ms. Glaub served as Chief Executive Officer of Afferent Pharmaceuticals, which was a clinical-stage biotechnology company developing treatments for respiratory and urologic disorders and chronic pain. Ms. Glaub also served on the board of directors of Afferent from 2013 through 2016. Previously, from November 2001 to May 2013, Ms. Glaub served as President of Plexxikon Inc., a biopharmaceutical company that was acquired by Daiichi Sankyo in 2011. Prior to Plexxikon, Ms. Glaub served as Chief Financial Officer for Cell Genesys, Inc., a biotechnology company.

Prior to Cell Genesys, Ms. Glaub served as the Treasurer of Genentech, Inc., a biotechnology company (“Genentech”), and held various financial and treasury roles at Intel Corporation. Ms. Glaub received her B.A. from the University of California, Berkeley, and her M.B.A. from Northwestern University.

Bernard J. Kelley has served as a director of Codexis since April 2004. Mr. Kelley brings to our board of directors experience in pharmaceutical manufacturing, as well as senior management and financial operations experience. From 1993 to 2002, Mr. Kelley was the President of the Merck Manufacturing Division, a division of Merck & Co., Inc. (“Merck”), a global pharmaceutical company, and he served as a member of the Merck Management Committee from 1995 to 2002. Mr. Kelley previously served on the board of directors of Aegis Analytical Corporation, an enterprise software company, from 2004 to 2006, and on the board of directors and compensation and audit committees of MAP Pharmaceuticals, Inc., a biotechnology company focused on developing inhalation-based therapies which was acquired by Allergan, Inc. in March 2013, from May 2007 to March 2013. In addition, Mr. Kelley serves as a member of the board of trustees and the finance committee of the Catholic Foundation of Greater Philadelphia, a non-profit organization based in Philadelphia, and as a member of the board of trustees and finance committee of the National Liberty Museum, also a non-profit organization based in Philadelphia. Mr. Kelley holds a B.S. in engineering from the U.S. Naval Academy.

John J. Nicols has served as our President and Chief Executive Officer and as a director of Codexis since June 2012. Mr. Nicols brings to our board of directors his knowledge of Codexis as its President and Chief Executive Officer and his extensive prior management experience in the chemicals industry. Prior to that time, Mr. Nicols served in various capacities at Albemarle Corporation, a public company focused on the development, manufacture and marketing of highly engineered specialty chemicals, since he joined that company in 1990. Mr. Nicols most recently served as its Senior Vice President, Strategic Development and Catalysts, from March 2012 to June 2012. Mr. Nicols previously served as its Vice President, Catalysts from January 2007 to February 2012, its Vice President, Fine Chemistry from June 2002 to December 2006, its Division Vice President, Global Flame Retardants business from February 1999 through June 2002 and its Asia Pacific Business Director for the Bromine Chemicals business, based in Tokyo, Japan, from 1995 to 1998. Prior to his time with Albemarle Corporation, Mr. Nicols worked for three years in manufacturing and research and development for Hercules, Inc. Mr. Nicols has served on the board of directors of California Life Sciences Association (formerly BayBio), a non-profit organization, since January 2014. In addition, Mr. Nicols has served on the board of directors of Solve ME/CFS Initiative, a non-profit organization, since January 2015, and currently serves as chairperson and on the executive and nominating committees of that organization. Mr. Nicols received a B.S. in Chemical Engineering from the Polytechnic Institute of New York University and an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology.

Executive Officers

The executive officers of Codexis are set forth below with their ages as of April 17, 2019:

Name	Age	Position
John J. Nicols	55	President and Chief Executive Officer
Gordon Sangster	66	Senior Vice President and Chief Financial Officer
James J. Lalonde	58	Senior Vice President, Research & Development

Executive Officer Biographical Information

The following biographical information is furnished with regard to our executive officers (except for Mr. Nicols, whose biographical information appears above under “Directors Not Standing for Election”) as of April 17, 2019:

James J. Lalonde has served as Senior Vice President, Research and Development of Codexis since February 2014. He served as Codexis’ Vice President, Research and Development from December 2005 to February 2014. Dr. Lalonde joined Codexis in July 2004 as Director, Biocatalysis and Chemical Development. Prior to joining Codexis, Dr. Lalonde worked at Altus Biologics, Inc. and Vista Chemical Co. He is also the co-author on a variety of research publications and a co-inventor on numerous patents. Dr. Lalonde holds an Honours B.S. from Lakehead University and a Ph.D. in Organic Chemistry from Texas A&M University. Dr. Lalonde has announced his intention to resign from the Company effective May 31, 2019.

Gordon Sangster has served as our Senior Vice President and Chief Financial Officer since August 2014. Prior to joining Codexis, Mr. Sangster served as Chief Financial Officer of Nitinol Devices & Components, a private medical device manufacturer, from October 2011 until July 2014. Prior to that role, Mr. Sangster was Chief Financial Officer of ITC Nexus-Dx, a private medical device company that focused on point-of-care diagnostics, from October 2010 to July 2011. From November 2007 to October 2010, Mr. Sangster was Chief Financial Officer of Micrus Endovascular, a publicly traded medical device company that was acquired by Johnson & Johnson. From 2006 to 2007, Mr. Sangster was also Chief Financial Officer of HemoSense, Inc., a publicly traded medical device company that was acquired by Alere. Prior to that role, Mr. Sangster was Chief Financial Officer of AP Pharma, a publicly traded biotechnology company, from 2000 to 2006. Prior to his Chief Financial Officer roles, Mr. Sangster held roles of increasing responsibility in finance at AP Pharma, Raychem, and CooperVision. Mr. Sangster is a member of the Institute of Chartered Accountants in England and Wales.

CORPORATE GOVERNANCE MATTERS

Composition of the Board of Directors

Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control at our Company. Of the members of our board of directors, Messrs. Baruch, Dorgan, Kelley, Smith and Wolf, Dr. Yang and Mmes. Glaub and Cheng are independent directors as defined under the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). There are no family relationships among any of our directors or executive officers.

Board Leadership Structure

The role of Chairman of our board of directors is separate from the Chief Executive Officer position in order to ensure independent leadership of the board of directors. Our board of directors has determined that its structure is appropriate to fulfill its duties effectively and efficiently, so that our Chief Executive Officer can focus on leading our Company, while the Chairman can focus on leading the board of directors in overseeing management.

Board Meetings

Our board held six meetings during fiscal year 2018. During fiscal year 2018, all of our directors attended at least 75% of the combined total of (i) all board meetings held during the period for which each such director was a member of the board and (ii) all meetings of committees of the board of which the director was a member. Each board member is free to suggest the inclusion of items on the agenda for each board meeting. The board regularly meets in executive session without management or other employees present. The board encourages its members to attend its annual meetings of stockholders. Mr. Nicols was the only member of our board of directors to attend our 2018 annual meeting of stockholders.

Board Committees

Our board of directors has the following standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a science and technology committee. The composition and responsibilities of the audit committee, the compensation committee, the nominating and corporate governance and science and technology committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee selects the independent registered public accounting firm; evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fees; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC; reviews our critical accounting policies and estimates; and annually reviews the audit committee charter and the committee’s performance. Additionally, our audit committee reviews the relevant facts and circumstances of any related party transactions and reviews the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics. The current members of our audit committee are Byron L. Dorgan, David V. Smith and Dennis P. Wolf. Mr. Smith serves as the chair of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that Mr. Wolf is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under applicable Nasdaq rules. Each of the members of our audit committee qualifies as an independent director under the applicable rules and regulations of the SEC and Nasdaq listing standards relating to audit committee independence. Our audit committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. The audit committee charter can be found in the corporate governance section of our website at www.codexis.com. The audit committee met five times during fiscal year 2018.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. Our compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. Our compensation committee also reviews and approves the grants of stock options and other equity awards under our stock plans. Our compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The current members of our compensation committee are Pam P. Cheng, Byron L. Dorgan and Kathleen S. Glaub. Mr. Dorgan serves as the chair of the committee. Each of the members of our compensation committee is an independent director under the Nasdaq listing standards and an “outside” director under the applicable rules and regulations under the Internal Revenue Code of 1986, as amended, relating to compensation committee independence. Our compensation committee operates under a written charter, which can be found in the corporate governance section of our website at www.codexis.com. The compensation committee met six times during fiscal year 2018.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. The current members of our nominating and corporate governance committee are Thomas R. Baruch, Bernard J. Kelley and Patrick Y. Yang. Dr. Yang serves as the chair of the committee. Each of the members of our nominating and corporate governance committee is an independent director under Nasdaq listing standards relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter, which can be found in the corporate governance section of our website at www.codexis.com. The nominating and corporate governance committee met four times during fiscal year 2018.

Science and Technology Committee

Our science and technology committee assists our board of directors and management in understanding emerging or evolving scientific or technological issues of importance to the Company, the status and progress of our research and development programs and our intellectual property position. In addition, the science and technology committee advises management on our technology development programs in order to enable us to achieve our long-term strategic technology development objectives. The current members of our science and technology committee are Thomas R. Baruch, Pam P. Cheng, Kathleen S. Glaub and Patrick Y. Yang. Ms. Cheng serves as the chair of the committee. The science and technology committee operates under a written charter, which can be found in the corporate governance section of our website at www.codexis.com. The science and technology committee met five times during fiscal year 2018.

Risk Oversight

Our board of directors generally oversees corporate risk in its review and deliberations relating to our activities, including financial and strategic risk relevant to our operations. In addition, our board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The audit committee oversees management of financial risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive and other compensation plans and arrangements and employee retention. The nominating and corporate governance committee manages risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks. Our board of directors believes that administration of its risk oversight function has not affected the board of directors’ leadership structure.

Risk Assessment and Compensation Practices

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses and, in respect of our sales team, sales commissions, focus on achievement of short-term or annual goals, which may encourage the taking of short-term or annual risks at the expense of long-term results, we believe that our compensation policies help mitigate this risk and that our performance-based cash bonuses and, in respect of our sales team, sales commissions, are limited, representing a small portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses and sales commissions appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

A portion of the compensation provided to our eligible employees is in the form of long-term equity-based incentives that we believe are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Director Nominations and Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in Codexis’ industry and relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of Codexis’ operations; practical and mature business judgment, including the ability to make independent analytical inquiries; and diversity of business or career experience relevant to the success of Codexis, such as public policy and government relations. The board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The nominating and corporate governance committee may decide to retain an executive search firm to identify director candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The nominating and corporate governance committee will also consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the board at an annual meeting, the stockholder must provide notice to Codexis, which notice must be delivered to, or mailed and received at, Codexis’ principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee and the nominating person, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s and the nominating person’s indirect and direct interests in shares of our common stock, information regarding the relationships between the proposed nominee and the nominating person (and such nominating person’s affiliates and those with whom the nominating person is acting in concert), and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, upon request to our Secretary, at 200 Penobscot Drive, Redwood City, California 94063. Candidates recommended by our stockholders are evaluated in the same manner as candidates identified by a member of the nominating and corporate governance committee.

Compensation Committee Interlocks and Insider Participation

During 2018, Pam Cheng, Byron L. Dorgan and Kathleen S. Glaub served as members of our compensation committee. None of the members of our compensation committee in 2018 nor any of the current members of the compensation committee, has at any time during the prior three years been an officer or employee of Codexis. None of our executive officers currently serves, or in the prior three years has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Communication with the Board

Interested persons, including stockholders, may communicate with our board of directors by sending a letter to our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, California 94063. Our Secretary will submit all correspondence to the chairman of the board directors and to any specific director to whom the correspondence is directed.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics can be found in the corporate governance section of our website at www.codexis.com. In addition, our code of business conduct and ethics is available in print to any person without charge upon request. Please direct all requests to our Secretary at our principal executive offices at Codexis, Inc., 200 Penobscot Drive, Redwood City, California 94063. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and officers, on our website identified above.

Director Compensation

Our non-employee director compensation policy provides for the following annual cash compensation to our non-employee directors: an annual cash retainer of $50,000 for their service as members of the board, other than the chairman of the board, who receives an annual cash retainer of $110,000; an additional annual cash retainer of $20,000 per year to members of our compensation committee, other than the chairperson of our compensation committee, who receives an additional annual cash retainer of $30,000 per year; an additional annual cash retainer of $10,000 per year to members of our nominating and corporate governance committee, other than the chairperson of our nominating and corporate governance committee, who receives an additional annual cash retainer of $15,000 per year; $20,000 per year to members of our audit committee, other than the chairperson of our audit committee, who receives an additional annual cash retainer of $30,000 per year; and $10,000 per year to members of the science and technology committee, other than the chairperson of our science and technology committee, who receives an additional cash retainer of $15,000. These cash retainers are paid quarterly in arrears.

In addition to the annual cash retainers, our non-employee director compensation policy provides that, upon election to our board of directors, each non-employee director is automatically granted an initial restricted stock award covering a number of shares of our common stock equal to $100,000 divided by the per share closing trading price of our common stock on the date of grant. Such initial restricted stock awards vest as to one-third of the total number of shares subject to the award on the first anniversary of the date the director commences service on our board of directors, with the remainder of the award vesting and becoming exercisable at a rate of one-third of the total number of shares subject to the award each year thereafter, subject to the director’s continued service to the Company on each applicable vesting date. In addition, the policy provides that, on the date of each annual meeting of stockholders, each non-employee director is granted a restricted stock award covering a number of shares of our common stock equal to $85,000 divided by the per share closing trading price of our common stock on the date of grant. Such annual restricted stock awards vest as to all of the shares subject to the award on the earlier of the first anniversary of the date of grant or the next annual stockholder meeting, subject to the director’s continued service to the Company on such vesting date.

In November 2018, our Compensation Committee reviewed a competitive assessment of our non-employee director compensation program performed by Compensia, our independent compensation consultant. The Company’s average total direct compensation per director was below the median of our peers, and the total cost of governance approximated the median of our peers. No changes were made to our non-employee director compensation program for 2018.

The following table sets forth information regarding compensation earned by our non-employee directors who served during the fiscal year ended December 31, 2018:

2018 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total
Thomas R. Baruch	$70,000	$84,995	—	$154,995
Pam P. Cheng	85,000	84,995	—	169,995
Byron L. Dorgan	100,000	84,995	—	184,995
Kathleen S. Glaub	80,000	84,995	—	164,995
Bernard J. Kelley	120,000	84,995	—	204,995
David V. Smith	80,000	84,995	—	164,995
Dennis P. Wolf	70,000	84,995	—	154,995
Patrick Y. Yang	75,000	84,995	—	159,995
(1)	The amounts reported in this column reflect the grant date fair value of stock awards granted during the fiscal year ended December 31, 2018 calculated in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 9 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The following table sets forth the outstanding equity awards held by each of our non-employee directors as of December 31, 2018:
Name	Number of Shares Subject to Outstanding Options	Number of Shares of Restricted Stock Outstanding
Thomas R. Baruch	40,000	5,923
Pam P. Cheng	—	5,923
Byron L. Dorgan	120,000	5,923
Kathleen S. Glaub	—	5,923
Bernard J. Kelley	56,666	5,923
David V. Smith	—	14,153
Dennis P. Wolf	20,000	5,923
Patrick Y. Yang	—	5,923

ITEM 2

RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected BDO USA, LLP, or BDO, as our independent registered public accounting firm for the year ending December 31, 2019, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. BDO has audited our financial statements since the year ended December 31, 2013. A representative of BDO is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of BDO as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain BDO. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our and our stockholders’ best interests.

Principal Accounting Fees and Services

BDO provided audit, audit-related, tax and other services to us during the fiscal years ended December 31, 2018 and 2017 as follows:

Type of Fees	Fiscal 2018	Fiscal 2017
Audit Fees	$1,210,180	$1,196,032
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,210,180	$1,196,032

Audit Fees

This category includes fees associated with professional services rendered for the audit of our annual financial statements and the effectiveness of our internal control over financial reporting, issuance of consents in connection with registration statements and for the review of our interim financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees

There were no fees for services rendered by BDO that fall into the classification of audit-related fees for the fiscal years ended December 31, 2018 and 2017.

Tax Fees

There were no fees for services rendered by BDO that fall into the classification of tax fees for the fiscal years ended December 31, 2018 and 2017.

All Other Fees

There were no fees for services rendered by BDO that fall into the classification of All Other Fees for the fiscal years ended December 31, 2018 and 2017.

Pre-Approval Policies and Procedures

Before an independent registered public accounting firm is engaged by Codexis or its subsidiaries to render audit or non-audit services, our audit committee must review the terms of the proposed engagement and pre-approve the engagement. Our audit committee may delegate authority to a member of the audit committee to provide such pre-approvals for audit or non-audit services, provided that such person will be required to report all such pre-approvals to the full audit committee at its next scheduled meeting. Audit committee pre-approval of non-audit services (other than review and attest services) is not required if such services fall within available exceptions established by the SEC. All fees paid to BDO for audit and non-audit services provided during fiscal years 2018 and 2017 were pre-approved by the audit committee in accordance with the policy described above.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

ITEM 3

APPROVAL OF THE CODEXIS, INC. 2019 INCENTIVE AWARD PLAN

Summary

On April 22, 2019, the Board adopted, subject to stockholder approval, the Codexis, Inc. 2019 Incentive Award Plan (the “2019 Plan”). The 2019 Plan is intended to replace our 2010 Equity Incentive Award Plan (the “2010 Plan”), which expires pursuant to its terms on April 27, 2020. Upon stockholder approval of the 2019 Plan, the 2019 Plan will become effective and will supersede and replace in its entirety the 2010 Plan, and no further awards will be granted under the 2010 Plan; however, the terms and conditions of the 2010 Plan will continue to govern any outstanding awards granted thereunder. If the 2019 Plan is not approved by our stockholders, it will not become effective, the 2010 Plan will continue in effect, and we may continue to grant awards under the 2010 Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder.

The number of shares available for issuance under the 2019 Plan is equal to the share reserve under the 2010 Plan as of December 31, 2018 and does not include shares that were automatically added to the 2010 Plan on January 1, 2019 pursuant to its evergreen provision. Consistent with our commitment to good compensation governance, the 2019 Plan also implements a number of best practices not previously included in the 2010 Plan, as described in more detail below.

Employees and consultants of the Company, any parent or subsidiary, as well as members of our Board, are eligible to receive awards under the 2019 Plan. The 2019 Plan provides for the grant of stock options, including incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), other stock or cash-based awards and dividend equivalents to eligible individuals.

Approval of the 2019 Plan will constitute approval pursuant to the stockholder approval requirements of the Nasdaq Stock Market and Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), relating to ISOs.

Key Features of the 2019 Plan

The 2019 Plan reflects a broad range of compensation and governance best practices, as highlighted below. Unless otherwise stated, these are new features introduced with the adoption of the 2019 Plan and are intended to align our equity compensation practices with current best practices.

•	Decrease to existing share reserve under the 2010 Plan. The share reserve under the 2019 Plan is equal to the share reserve under the 2010 Plan as of December 31, 2018 and is less than the current share reserve under the 2010 Plan (after giving effect to the automatic increase in shares under the 2010 Plan on January 1, 2019). As a result, approval of the 2019 Plan would decrease the number of shares available under our equity plans.
•	Automatic acceleration of awards only if not assumed or substituted. As under the 2010 Plan, the 2019 Plan provides that awards will automatically accelerate upon a change in control only if not assumed or substituted.
•	Prohibition of liberal stock recycling on all awards. The 2019 Plan prohibits any shares withheld for taxes on all awards from being added back to the share reserve, in addition to prohibiting other practices considered to be liberal stock recycling with respect to stock options and SARs.
•	Minimum vesting requirements. Subject to limited exceptions, awards granted under the 2019 Plan may not vest until the first anniversary of the date of grant.
•	Payment of dividends only if underlying awards vest. Under the 2019 Plan, dividends and dividend equivalents may only be paid to the extent the underlying award vests.
•	No repricing of awards without stockholder approval. Under the 2019 Plan, awards may not be repriced, replaced or regranted through cancellation or modification without stockholder approval if the effect would be to reduce the exercise price for the shares under the award.

•	No evergreen feature/stockholder approval required for stock reserve increases. The 2019 Plan does not provide for an annual increase in the share reserve, and the 2019 Plan may not be amended to increase the share reserve without stockholder approval.
•	Limitation on awards granted to directors. The grant date fair value of awards granted under the 2019 Plan to any non-employee director during any calendar year may not exceed $750,000, subject to exceptions made by the plan administrator in extraordinary circumstances.

Background on Share Request

The share reserve under the 2019 Plan consists of the current share reserve under the 2010 Plan and any shares subject to awards granted under the 2010 Plan that later expire, are cancelled or otherwise terminate. If stockholders approve the 2019 Plan, we will not grant any new awards under the 2010 Plan. Because the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, we believe that maintaining the share reserve under the 2019 Plan at the same level as the share reserve under the 2010 Plan is critical to our success. The following information summarizes key metrics regarding our equity grant practices:

•	In 2018, 2017 and 2016, we granted equity awards representing a total of approximately 2,284,000 shares, 3,270,000 shares, and 2,115,000 shares, respectively, under the 2010 Plan. This level of equity awards represents a three-year average burn rate of approximately 5.92% of weighted average shares outstanding. Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the fiscal year (without adjusting for forfeitures) by the weighted average shares outstanding during the fiscal year.
•	We expect the share authorization under the 2019 Plan to provide us with enough shares for awards for approximately 2 to 3 years, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate, and further dependent on the price of our shares and hiring activity during the next few years and forfeitures of outstanding awards under the 2010 Plan. However, future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the 2019 Plan could last for a shorter or longer time.
•	In 2018, 2017 and 2016, the end of year overhang rate was 26.3%, 29.5%, and 32.4%, respectively. Overhang is calculated by dividing (1) the sum of the number of shares subject to equity awards outstanding at the end of the fiscal year plus shares remaining available for issuance for future awards at the end of the fiscal year by (2) the number of shares outstanding at the end of the fiscal year.

Summary of the 2019 Plan

A summary of the principal provisions of the 2019 Plan is set forth below. The summary is qualified by reference to the full text of the 2019 Plan, which is attached as Appendix A to this Proxy Statement.

Administration

The 2019 Plan may be administered by the Board, Compensation Committee or other committee designated by the Board. To the extent required to comply with Rule 16b-3 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), it is intended that each member of the committee will be a “non-employee director” within the meaning of Rule 16b-3. The committee or our Board may delegate its powers under the 2019 Plan to one or more members of the Board or one or more directors, officers or managers of the Company or any subsidiary, provided that no officer may be delegated the authority to grant awards to or amend awards held by senior executives of the Company who are subject to Section 16 of the Exchange Act or any officer or director to whom authority to grant or amend awards has been delegated. The Board, committee or delegate thereof, as applicable, are referred to herein as the “plan administrator.”

The plan administrator has the authority to administer the 2019 Plan, including the power to determine eligibility, the types and sizes of awards, the price and vesting schedule of awards, the methods for settling awards, the method of payment for any exercise or purchase price, any rules and regulations the plan administrator deems necessary to administer the 2019 Plan, and the acceleration or waiver of any vesting restriction.

Eligibility

Persons eligible to participate in the 2019 Plan include all members of the Board, currently comprised of eight non-employee directors, approximately 146 employees (including three executive officers) and currently zero consultants of the Company and its subsidiaries, in each case, as determined by the plan administrator.

Limitation on Awards and Shares Available

If our stockholders approve the 2019 Plan, the number of shares of common stock authorized for issuance under the 2019 Plan is equal to the sum of (i) 7,897,144 shares and (ii) any shares subject to awards granted under the 2010 Plan that are outstanding as of April 22, 2019 and thereafter expire, are cancelled or otherwise terminate; provided, that no more than 14,000,000 shares may be issued pursuant to the exercise of ISOs. The shares issued pursuant to an award under the 2019 Plan may be authorized but unissued shares, shares purchased by the Company on the open market or treasury shares.

If any shares subject to an award under the 2019 Plan or any award under the 2010 Plan are forfeited, expire or are settled for cash, any shares deemed subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2019 Plan. However, the following shares may not be used again for grant under the 2019 Plan: (1) shares tendered or withheld to satisfy the exercise price of an option; (2) shares tendered or withheld to satisfy the tax withholding obligations with respect to an award; (3) shares subject to a SAR (or other stock-settled award) that are not issued in connection with the stock settlement of the SAR or other award on its exercise; and (4) shares purchased on the open market with the cash proceeds from the exercise of stock options. Awards granted under the 2019 Plan in connection with the assumption or substitution of outstanding equity awards previously granted by a company or other entity in the context of a corporate acquisition or merger will not reduce the shares authorized for grant under the 2019 Plan.

The grant date fair value of awards granted under the 2019 Plan to any non-employee director during any calendar year may not exceed $750,000. The plan administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, provided that the director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

In addition, awards granted under the 2019 Plan must vest no earlier than one year measured from the date of grant and no award agreement shall reduce or eliminate such minimum vesting requirement, provided that an award may provide that such minimum vesting restrictions may lapse or be waived upon a participant’s termination of service or death or disability. In addition, up to an aggregate of 5%t of the number of shares available for issuance under the 2019 Plan as of its effective date may be granted without regard to the foregoing minimum vesting requirement. For the purposes of awards to non-employee directors, a vesting period shall be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders.

Awards

The 2019 Plan provides for the grant of ISOs, NQSOs, SARs, restricted stock, RSUs, other stock or cash-based awards and dividend equivalents. All awards under the 2019 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Vesting conditions determined by the plan administrator may include continued service, attainment of performance goals and/or other conditions. No fractional shares shall be issued or delivered pursuant to the 2019 Plan or any award thereunder.

Options. Stock options provide for the purchase of shares of common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NQSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of an option may not be less than 100% of the fair market value of the underlying stock on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute stock options granted in connection with a corporate transaction. The term of an option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Unless otherwise provided by the plan administrator or otherwise directed by the participant, each vested and in-the-money option will be automatically exercised on the last business day prior to the expiration of its original term.

Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying stock on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. SARs under the 2019 Plan will be settled in cash or shares, or in a combination of both, as determined by the plan administrator. Unless otherwise provided by the plan administrator or otherwise directed by the participant, each vested and in-the-money SAR will be automatically exercised on the last business day prior to the expiration of its original term.

Restricted Stock. A restricted stock award is an award of nontransferable shares of common stock that remains forfeitable unless and until specified vesting conditions are met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Holders of restricted stock will have voting rights and will have the right to receive dividends; however, dividends may not be paid until the applicable shares of restricted stock vest.

Restricted Stock Units. RSUs are contractual promises to deliver shares of common stock (or the fair market value of such shares in cash) in the future, which may also remain forfeitable unless and until specified vesting conditions are met. RSUs generally may not be sold or transferred until vesting conditions are removed or expire. The shares underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time the RSUs are settled in shares. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. On the settlement date or dates, we will issue to the participant unrestricted, fully transferable shares of common stock (or the fair market value of one such shares in cash) in respect of the vested RSUs.

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents may accrue on awards, but shall not be payable unless and until the applicable award vests.

Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of common stock and other awards valued wholly or partially by referring to, or otherwise based on, our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

Amendment and Termination

Our Board may amend or terminate the 2019 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the aggregate number of shares available under the 2019 Plan, “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying share. In addition, no amendment, suspension or termination of the 2019 Plan may, without the consent of the affected participant, materially and adversely affect the participant’s rights. No ISO may be granted pursuant to the 2019 Plan after the tenth anniversary of the date the 2019 Plan was adopted by our Board.

Corporate Transactions

The plan administrator has broad discretion to take action under the 2019 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2019 Plan and outstanding awards.

If a Change in Control (as defined in the 2019 Plan) of the Company occurs and the successor refuses to assume or substitute for an award, the award shall accelerate and become fully vested and exercisable upon the Change in Control and all restrictions on the award shall lapse.

U.S. Federal Income Tax Consequences

With respect to NQSOs, the Company is generally entitled to deduct and the optionee recognizes ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. The gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of such shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction.

With respect to ISOs, if applicable holding period requirements are met (i.e., the shares acquired upon exercise of an ISO are held for a minimum of two years from the date of grant and one year from the date of exercise), the participant will not recognize taxable income at the time of exercise of the ISO. However, the excess of the fair market value of the shares received over the exercise price is an item of tax preference income potentially subject to the alternative minimum tax. The gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of such shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If the holding period requirements described above are not met, the ISO will be treated as one which does not meet the requirements of the Code for ISOs and the tax consequences described for NQSOs will apply, although the amount of income recognized by the participant will be the lesser of (a) the excess of the fair market value of the shares at the time of exercise over the exercise price, or (b) the excess of the amount realized on the disposition over the exercise price.

The current federal income tax consequences of other awards authorized under the 2019 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NQSOs; nontransferable restricted stock subject to a substantial risk of forfeiture and RSUs will result in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions applicable to such awards lapse (unless, with respect to an award of restricted stock, the recipient elects to accelerate recognition as of the date of grant); dividend equivalents and other types of awards are generally subject to tax at ordinary income rates at the time of payment. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.

New Plan Benefits

Other than with respect to annual grants of stock options to our non-employee directors that will be made immediately following the date of the Annual Meeting, all future awards under the 2019 Plan (assuming it is approved by our stockholders) are subject to the discretion of the plan administrator, and therefore it is not possible to determine the benefits that will be received in the future by other participants in the 2019 Plan. Therefore, the table below provides information only for our non-employee directors.

Name and Position	Dollar Value ($)	Number of Restricted Shares (#)
John J. Nicols, President and Chief Executive Officer	—	—
Gordon Sangster, Chief Financial Officer	—	—
James J. Lalonde, Ph.D., Senior Vice President, Research and Development	—	—
All current executive officers as a group	—	—
All current directors who are not executive officers as a group(1)	680,000
All employees who are not executive officers as a group	—	—
(1)	Our non-employee director compensation policy provides that on the date of each annual meeting of stockholders, each non-employee director is granted a restricted stock award covering a number of shares of our common stock equal to $85,000 divided by the per share closing trading price of our common stock on the date of grant, which vests as to all of the shares subject to the award on the earlier of the first anniversary of the date of grant or the next annual stockholder meeting, subject to the director’s continued service to the Company on such vesting date.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE 2019 INCENTIVE AWARD PLAN.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following overview highlights and summarizes information regarding executive compensation and does not purport to contain all of the information that is necessary to gain an understanding of our executive compensation policies and decisions. Please carefully read the Compensation Discussion and Analysis section and the compensation tables and related disclosures that follow for a more complete understanding of our executive compensation program.

Codexis, Inc. develops biocatalysts for the pharmaceutical and fine chemicals markets as well as enzymes as biotherapeutics and for molecular diagnosis. Our business requires a talented, motivated and capable leadership team. To that end, our executive compensation program plays a vital role in our ability to attract, retain and motivate top talent for continued business success.

2018 Executive Compensation Program Summary. Our executive compensation program is designed to attract and retain talented individuals to lead, manage and operate all aspects of our business and reward and retain those individuals who continue to meet our high expectations over time. Our executive compensation program combines short- and long-term components, cash and equity and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to incentivize, retain and reward our named executive officers for achieving our objectives. Our executive compensation program is also intended to make us competitive in our industry, where there is considerable competition for talented executives.

Our named executive officers for fiscal 2018 were:

•	John J. Nicols, President and Chief Executive Officer;
•	Gordon Sangster, Senior Vice President and Chief Financial Officer;
•	James J. Lalonde, Senior Vice President, Research and Development; and
•	Michael Aldridge, former Senior Vice President, Corporate and Strategic Development.

Mr. Aldridge resigned his position as Senior Vice President, Corporate and Strategic Development on August 17, 2018.

Dr. Lalonde has announced his intention to resign from the Company effective May 31, 2019.

2018 Performance Highlights

Due in part to the actions of our named executive officers to refocus the Company’s resources towards continuing to grow our strong biocatalysis business through new collaborations, exploring new commercial opportunities in the pharmaceuticals and fine chemicals markets, developing enzymes as biotherapeutics and for molecular diagnostics and improving our CodeEvolver® technology platform directed evolution technology platform in order to strengthen our core technology capabilities, the Company had strong financial and operational performance in 2018.

•	Our stock price increased from $8.35 on December 31, 2017 to $16.70 on December 31, 2018, reflecting a one-year total stockholder return of 100.0%.
•	We achieved a 21% increase in revenues from $50.0 million in 2017 to $60.6 million in 2018. Total revenues for 2018 included $35.0 million in research and development revenues and $25.6 million in product revenues.

We also achieved the following operating highlights in 2018:

•	We developed an enzyme cascade system which enabled the low-cost manufacturing of a zero-calorie stevia sweetener for Tate & Lyle called TASTEVA® M which was launched during the year.
•	In July 2018, we announced that we had dosed the first subjects in a first-in-human Phase 1a dose-escalation trial with CDX-6114, which was conducted in Australia. In November 2018, we announced top-line results from the Phase 1a study in healthy volunteers with CDX-6114.

•	We are also using our technology to develop enzymes for customers using next generation sequencing (“NGS”) and polymerase chain reaction (“PCR/qPCR”) for in vitro molecular diagnostic and genomic research applications. Our first enzyme is a ligase which we began marketing to customers in 2018.
•	In April 2018, we entered into a strategic agreement (the “Porton Agreement”) with Porton Pharma Solutions, Ltd. (“Porton”) to license key elements of our platform technology to Porton’s global custom intermediate and active pharmaceutical ingredients (“API”) development and manufacturing business. This gives us access to a wide variety of small and medium-sized pharmaceutical customers.
•	We advanced our pipeline of novel biotherapeutics beyond PKU.
•	We completed a financing in April 2018 for net proceeds of $37.3 million.

Commitment to Pay-for-Performance. We have structured our executive compensation programs to provide our named executive officers appropriate incentives to drive positive and sustainable long-term results. We believe that our executive compensation program is appropriately sensitive to Company financial performance and long-term stockholder returns, as the largest portion of our named executive officers’ compensation is in the form of performance-based cash and equity-based long-term incentive awards.

The key components of our compensation program for our named executive officers and actions taken in 2018 with respect to those components are as follows:

•	Limited Base Salary Increases. Base salaries represent a fixed component of our executive compensation program that are intended to keep us competitive with the market while remaining cost effective and providing security to our named executive officers as a predictable stream of income. In 2018, our named executive officers received limited base salary increases of 3.0% over their 2017 base salary levels, other than Dr. Lalonde, who received a 9.0% base salary increase to bring his base salary closer to the market median.
•	Annual Cash Incentive Bonuses Reflected 2018 Company and Individual Performance. Our named executive officers participate in the Executive Incentive Compensation Plan. For 2018, our compensation committee determined that the Company had achieved a 102% achievement factor overall based on our achievement of key goals relating to (i) delivering sustained core business revenue growth; (ii) advancing CDX-6114 and our biotherapeutics pipeline; (iii) strengthening our cash position; (iv) promoting workplace safety; and achieving technology advancements. We believe that the contingent nature of the award of annual cash bonuses for 2018 reflects our continued emphasis on pay-for-performance.
•	Equity Awards as a Key Component of Compensation. Our compensation committee provides a significant portion of our named executive officers’ target total direct compensation opportunity in the form of equity awards which we believe helps align the interests of our named executive officers with our stockholders and provide our named executive officers incentive to drive long-term growth in our stock price.
•	Performance Options. Further demonstrating our board of directors’ commitment to our pay-for-performance philosophy, in 2018, we granted performance-based options to each of our named executive officers as part of the executives’ incentive program, the value of which may only be realized if our stock price increases from the date of grant and the applicable performance metrics are achieved or exceeded.

Commitment to Strong Governance Standards. We are committed to having strong governance standards with respect to our executive compensation policies and practices. The Company has a number of executive compensation practices that we believe reflect the interests of our stockholders and governance best practices, including:

•	We use a mix of fixed and variable compensation, with an emphasis on variable, at-risk performance-based compensation.
•	We have no “gross up” agreements or entitlements of excise taxes on severance or other payments in connection with a change in control.

•	We do not offer any other “gross up” agreements or entitlements on perquisites and benefits, except for relocations that are under our control and are at our direction.
•	We provide for multi-year vesting periods for equity award grants to reinforce a culture in which the Company’s executives remain focused on the Company’s long-term success.
•	We offer minimal perquisites to our named executive officers.
•	We do not maintain any pension benefits or nonqualified deferred compensation plans.
•	Our compensation committee engaged its own independent compensation consultant, Compensia, Inc. (“Compensia”), which performs an annual comprehensive market analysis of our executive compensation programs and pay levels.
•	Based on our annual risk assessment, our compensation programs do not present any risk that is reasonably likely to have a material adverse effect on the Company.
•	Mr. Nicols, our President and Chief Executive Officer, is subject to significant stock ownership guidelines.

Stockholder Advisory Vote on Executive Compensation

At our 2017 annual meeting of stockholders, our stockholders voted in non-binding advisory votes (i) to approve the compensation of our named executive officers and (ii) in favor of having a non-binding stockholder vote on executive compensation once every three years. Our compensation committee reviewed the result of the 2017 stockholders’ advisory vote on the compensation of our named executive officers and, in light of the approval by a substantial majority of our stockholders of the compensation programs described in our 2017 proxy statement (representing approximately 87% of the shares represented in person or by proxy at the meeting and entitled to vote), did not implement any significant changes to our executive compensation program as a result of the stockholders’ advisory vote. The incentive and equity-based compensation earned by each of the named executive officers for fiscal year 2018 reflected our financial and operating performance. Consistent with the stated preference of a majority of our stockholders (representing approximately 53% of the shares represented in person or by proxy at the meeting and entitled to vote), in 2017, our compensation committee determined that we will hold a “say-on-pay” vote every three years. Accordingly, we anticipate that our next advisory vote on our named executive officers’ compensation will be held at our 2020 annual meeting.

Objectives and Philosophy of Our Executive Compensation Program

Our compensation program for our named executive officers is designed to achieve the following objectives:

•	attract, engage and retain executives of superior ability, experience and managerial talent enabling us to be an employer of choice in our highly-competitive and dynamic industry;
•	motivate and reward executives whose knowledge, skills and performance ensure our continued success;
•	encourage and inspire our executives to achieve key corporate performance objectives by linking base salary increases and incentive award opportunities to the achievement of individual and company-wide short- and long-term goals; and
•	align the interests of our executives and stockholders by providing a significant portion of total compensation opportunities for our executive officers in the form of direct ownership in our Company through stock options and other equity incentive awards, which will motivate executives to increase stockholder value.

Components of Our Executive Compensation Program and Determination of Compensation

The components of our executive compensation program consist primarily of base salaries, annual cash incentive bonuses, equity awards and broad-based benefits programs. We combine short-term compensation components (such as base salaries and annual cash incentive bonuses) and long-term compensation components (such as equity incentive awards) to provide an overall compensation structure that is designed to both attract and retain key executives as well as provide incentive for the achievement of short- and long-term corporate objectives.

Our compensation committee is responsible for evaluating and administering our compensation programs and practices for our named executive officers. Our compensation committee uses its judgment and experience and the recommendations of our Chief Executive Officer with respect to the compensation for our named executive officers (other than himself) to determine the appropriate mix of short- and long-term compensation components for each named executive officer. Short- and long-term compensation components are balanced to encourage each named executive officer to use his time and talents to accomplish both our short- and long-term corporate objectives. Our Chief Executive Officer generally attends our compensation committee meetings to provide input on factors that may influence our compensation committee members’ consideration of compensation programs and individual compensation, including individual performance (other than with respect to their own performance), financial, legal and compensation parity considerations. In addition, our Chief Financial Officer and other members of management occasionally attend such compensation committee meetings when their expertise may be required based on the issues being discussed. No named executive officer is present at the meetings at the time that his own compensation is being reviewed by the compensation committee. Our compensation committee analyzes each of the primary elements of our compensation program to ensure that our executive officers’ overall compensation is competitive with executive officers in similar positions at comparable companies in our labor market and to ensure internal compensation equality among incentive awards for our employees, including our named executive officers.

Our compensation committee determines compensation for our executive officers, including our named executive officers, in large part based upon our financial resources, as well as competitive market data. Our compensation committee has engaged Compensia to provide competitive market data and to provide advisory support to the compensation committee with regards to the compensation of our named executive officers. Compensia works directly with our compensation committee and did not provide any non-compensation related services to us during 2018. After review and consultation with Compensia, the compensation committee determined that Compensia is independent and that there is no conflict of interest resulting from retaining Compensia currently or during 2018. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and Nasdaq listing standards.

In November 2017, based on the recommendation of Compensia, our compensation committee adopted a peer group of companies to serve as a reference when reviewing the compensation levels for our named executive officers for 2018. The companies that formed our 2018 compensation peer group were selected from biotechnology and chemical companies having business models and financial characteristics similar to us. Following best practices, we specifically selected companies that generally fell within the range of 0.5–2.0x of our Company in terms of revenue and within the range of 0.33–3.0x of market capitalization. The 2018 compensation peer group consisted of the following companies:

•	Amyris	•	Inovio Pharmaceuticals
•	Arena Pharmaceuticals	•	Invitae
•	BioAmber	•	Meridian Bioscience
•	BioCryst Pharmaceuticals	•	Peregrine Pharmaceutical
•	Cerus	•	Progenics Pharmaceutical
•	CTI BioPharma	•	Seres Therapeutics
•	Cytokinetics	•	Veracyte
•	Enzo Biochem	•	Vericel

This 2018 peer group was determined following review of the peer group referenced for reviewing the 2017 compensation of our named executive officers. Of the 2017 peer group, one company was acquired (TerraVia Holdings) and five no longer met the selection criteria (Array BioPharma, Cambrex, Exelixis, Ligand Pharmaceuticals and Luminex) and were therefore removed. These companies were replaced with BioCryst Pharmaceuticals, Cerus, CTI BioPharma, Invitae, Seres Therapeutics, Veracyte and Vericel using the criteria described above.

As compared to our 2018 peer group, as of October 7, 2017, the Company was at the 34th percentile for the last four quarters’ revenue and the 35th percentile for 30 day average market capitalization. In addition to data from our 2018 peer group, our compensation committee considered market analysis from Compensia using data from the Radford Global Life Sciences Compensation Survey. Our compensation committee was not aware of the constituent companies in the survey. For our 2018 assessment of executive compensation, Compensia’s analysis was based on 2017 proxy data pulled forward to July 2018 using a 3% update factor.

In determining the 2018 compensation for our named executive officers, we believe that the practices of the companies in the compensation peer group provided our compensation committee with relevant compensation information, not only because of the similarity of their business models and financial characteristics, but because several of these companies have similar organizational structures and tend to compete with us for executive talent.

In November 2018, based on Compensia’s recommendation, our compensation committee adopted an updated peer group for our 2019 executive compensation analysis using the same industry and financial characteristics as for the 2018 peer group. Of the 2018 peer group, one company went bankrupt (BioAmber) and four were below the revenue and/or market capitalization selection criteria (CTI BioPharma, Cytokinetics, Enzo Biochem and Progenics Pharmaceutical). Seven replacement companies were selected: Arrowhead Pharmaceuticals, CytomX Therapeutics, Intersect ENT, Lexicon Pharmaceuticals, Omeros, Repligen, and Sangamo Therapeutics.

Our overall compensation philosophy is to generally target the median of the market, and the compensation committee works within the general framework of this market-competitive philosophy to determine each component of our named executive officers’ compensation packages based on numerous factors, including:

•	the demand for the particular skill sets we need within the marketplace;
•	performance goals and other expectations for the position and the individual;
•	the individual’s background and relevant expertise, including training and prior relevant work experience;
•	the individual’s role with us and the compensation paid to similar persons at the companies that participate in the surveys that we review; and
•	comparison to other executives within our Company having similar levels of expertise and experience.

During 2018, our compensation committee reviewed all aspects of our executive compensation program, including base salaries, annual cash incentive bonuses and equity incentive targets for each of our named executive officers. To attempt to ensure that we retain and attracted top talent in 2018 the compensation committee approved adjustments to our executive compensation program to reflect competitive pressures and ensure internal equity among executives with similar levels of responsibility and authority.

Based on our 2019 peer group and the Radford Global Life Sciences Compensation Survey, using 2018 proxy data updated to July 2019 with a 3% update factor, the overall average of the total cash compensation of our named executive officers (other than Mr. Aldridge) was at the 85th percentile of market, and the overall target total direct compensation of such named executive officers as approximately at the 70th percentile of market. These levels reflect the competitiveness of the markets in which we compete for executive talent as well as internal equity considerations.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element of our executive compensation program, to a greater or lesser extent, serves each of our objectives as set forth above.

Annual Cash Compensation

Base Salary

The base salaries of our named executive officers are reviewed annually and adjusted when necessary to reflect individual roles and performance and the competitive market. Our compensation committee also reviews each named executive officer’s annual base salary in comparison with other executives who are at the same level at our Company and seeks parity among executives within our Company who have similar levels of responsibility and authority. Our compensation committee believes that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. We also believe that competitive base salaries can motivate and reward executives for their overall performance.

In February 2018, our compensation committee determined to approve modest base salary increases of 3.0% for each named executive officer other than Dr. Lalonde, which were intended to approximate a cost of living adjustment, consistent with salary increases approved for the broader non-executive population. For Dr. Lalonde, our compensation committee determined to approve a 9.0% base salary increase. Prior to increase, Dr. Lalonde’s base salary was significantly below the median of market for his position and such increase was intended to bring his base salary closer to the median.

The following table sets forth the base salaries for 2018 for each of our named executive officers:

Name of Executive Officer	2018 Base Salary
John J. Nicols	$650,000
Gordon Sangster	$405,000
James J. Lalonde	$361,000
Michael Aldridge	$405,000

Annual Cash Incentive Bonuses

Our compensation philosophy with respect to annual cash incentive bonuses is consistent with our overall compensation program philosophy. The annual cash incentive bonus is directed at tying individual compensation to both corporate and individual performance while maintaining market-competitive compensation. Performance, as measured against individual performance and corporate goals, directly determines the level of bonus payment.

In June 2010, our compensation committee adopted the Executive Incentive Compensation Plan. The Executive Incentive Compensation Plan is comprised of three elements that factor into the cash incentive bonus paid to our named executive officers: the annual cash incentive bonus targets, the company performance factor and the individual performance factor, each of which is set by our compensation committee.

For 2018, our compensation committee approved the same target bonus percentages as in 2017 for each of our named executive officers. Target bonus percentages generally correlate to the level of responsibility of the named executive officer, with higher target bonus percentages reserved for executives having more responsibility. The following table sets forth the annual cash incentive bonus target for each of our named executive officers for 2018:

Name of Executive Officer	2018 Bonus Target (as % of 2018 Base Salary)
John J. Nicols	75%
Gordon Sangster	50%
James J. Lalonde	50%
Michael Aldridge	50%

The target bonus percentages for each of our named executive officers, other than our Chief Executive Officer, are established based on our Chief Executive Officer’s evaluation of each executive’s position within the Company, the corporate goals over which that executive has control or influence and the market practices of the companies in our compensation peer group, as well as consideration of the target bonus percentages of executives with similar levels of responsibility within the Company to ensure parity between executives at similar position levels. Our compensation committee considers each of these factors in setting the target bonus percentage for our Chief Executive Officer.

The 2018 Company performance factor was calculated based upon our Company’s achievement of goals in five key areas:

•	Delivering sustained core business revenue growth, consisting of revenue growth and strengthening our core biocatalyst business;
•	Advancing new therapeutics development by driving clinical development of CDX-6114 and advancing preclinical development of our new therapeutics pipeline;

•	Strengthening our cash position;
•	Promoting workplace safety; and
•	Achieving technology advancements

The weighting of each of the goals in each of the five key areas under the Executive Incentive Compensation Plan is set forth in the table below:

Goal	Weight
Delivering sustained core business revenue growth	45%
Advancing new therapeutics development	35%
Strengthening our cash position, as measured by our cash and cash equivalents at December 31, 2018	10%
Promoting workplace safety	5%
Achieving technology advancements	5%

Our core business revenue growth goals consisted of two sub-goals of full year corporate revenue growth (weighted at 60%) and achievement of a specified number of revenue-driving core business transactions (weighted at 40%). Our 2018 corporate goals included two financial goals: our full year corporate revenue growth and our cash and cash equivalents at December 31, 2018. The threshold, target and superior levels for our financial goals are set forth in the table below:

Financial Goal	Threshold Achievement (50%)	Target Achievement (100%)	Superior Achievement (150%)
2018 Corporate Revenues	$54.2 million	$60.2 million	$66.2 million
Cash and cash equivalents at 12/31/2018	$50 million	$52 million	$50 million plus >$24 million excluding financing proceeds

Achievement of the financial goals between threshold and target levels or target and superior levels is determined by linear interpolation.

In setting these financial and non-financial goals and their relative weights, our compensation committee considered the Company’s strategic vision and key areas necessary to our growth and financial success. The specific financial and non-financial goals that comprise the corporate performance factor are intended to be difficult to achieve and require above what our compensation committee has determined to be average performance to meet the minimum acceptable standard. However, because our non-financial goals are related to our business strategy and are highly confidential, we do not publicly disclose them, as we believe their disclosure would provide our competitors, customers and other third-parties with significant insights regarding are confidential business strategies that could cause us substantial harm.

The individual performance factor of the bonus was determined by our compensation committee based upon the recommendations of our Chief Executive Officer, or in the case of our Chief Executive Officer’s performance, our compensation committee’s own assessment, of the contribution of the named executive officer to the achievement of our corporate goals. These individual performance factors are determined based on our Chief Executive Officer’s and our compensation committee’s holistic evaluation of each executive’s performance during the year, taking into account the executive’s position within the company and the corporate goals over which that executive has control or influence. High performance on the individual performance factor is intended to be difficult to achieve and requires above what our compensation committee has determined to be average performance to meet the minimum acceptable standard.

Failure to achieve the threshold result for any goal that comprises the company non-financial performance factor will result in a zero for that particular goal, but will not alone result in zero total bonus. The bonus amount is determined as follows:

Bonus Amount =	(Base Salary) x (Target Percentage) x (Company Performance Factor Achievement Level) x (Individual Performance Factor Achievement Level)

The maximum company performance factor achievement level and individual performance factor achievement level are 150% and 125%, respectively.

In February 2019, our compensation committee determined that we had achieved our corporate performance goals for 2018 at an achievement factor of 102% overall, as set forth in greater detail below. With respect to each of our financial goals, we achieved revenue of $60.6 million, corresponding to an achievement level of 103.3% and achieved $53.0 million in cash at December 31, 2018, corresponding to an achievement level of 102.3%.

Goal	Weight	Weighted Actual Achievement
Delivering sustained core business revenue growth	45%	41.5%
Advancing new therapeutics development	35%	40.3%
Strengthening our cash position	10%	10.2%
Promoting workplace safety	5%	2.5%
Achieving technology advancements	5%	7.5%
Total	100%	102.0%

In February 2019, based on input from our Chief Executive Officer (other than with respect to himself), our compensation committee further evaluated the individual performance of our named executive officers for 2018 and determined, based on their significant individual and team contributions to the achievement of our corporate goals, that our named executive officers had each achieved the individual performance factor at 100%.

The following table sets forth the 2018 bonus targets and actual bonuses paid to our named executive officers:

Name of Executive Officer	Bonus Target (Base Salary(1) x Target %) ($)	2018 Individual Performance Factor (%)	2018 Company Performance Factor (%)	Bonus Payment ($)
John J. Nicols	$485,125	100%	102%	$494,500
Gordon Sangster	201,500	100%	102%	205,400
James J. Lalonde	178,000	100%	102%	181,500
(1)	Base salary consisted of base salary earned during 2018, i.e., two months of 2017 base salary and ten months of 2018 base salary.

Mr. Aldridge did not receive a bonus for 2018 as a result of his resignation from the Company during the year.

We believe that our annual cash incentive bonus plans help to attract and motivate our executives, encourage and inspire our executives to achieve key corporate performance objectives and to align the compensation payable to our executives with our corporate objectives, thereby maximizing stockholder value. By reevaluating the corporate goals and individual performance factors under our bonus program for executives each fiscal year, we believe we provide sufficient and attainable incentives for our executives that align with both our financial and non-financial goals.

Equity Incentive Compensation

We believe that our long-term performance is best facilitated through a culture of executive equity ownership that encourages long-term investment by our named executive officers in our equity, thereby better aligning the named executive officers’ interests with the interests of our stockholders. To encourage this ownership culture, we typically make an initial equity award of stock options to eligible new employees and periodic grants at other times, as approved by our compensation committee. Our compensation committee approves all equity grants to our employees including our named executive officers. These grants have an exercise price equal to the closing trading price of our common stock on the date of grant. Grants of time-based options are typically subject to a four-year vesting schedule with 1/4th of the grant vesting upon the first anniversary of the vesting commencement date and the remainder of the shares vesting at a rate of 1/48th of the total shares subject to the option each month after the one-year anniversary of the vesting commencement date, subject to the continued service of the named executive officer. Vesting commencement dates generally correlate to the date of hire, date of promotion or date of grant. In keeping with our market-competitive philosophy, our compensation committee established the foregoing vesting schedules because it determined such vesting represents market practice in our industry based on the experience of the members of our compensation committee.

The size of the initial stock option award is determined based on the named executive officer’s position with us and takes into account his base salary and other compensation as well as an analysis of the grant and compensation practices of the then-current compensation peer group. The initial stock option awards are intended to provide the named executive officer with an incentive to build value in the organization over an extended period of time while remaining consistent with our overall compensation philosophy.

In February 2018, our compensation committee awarded grants of both time-based options and performance-based options to each of our named executive officers. While no single factor determined the size of these awards, our compensation committee generally considered the following factors in making such awards: internal equity among our named executive officers, individual performance, tenure with our Company and the critical nature of each named executive officer’s role at our Company, and the periodic equity incentive award practices observed by the companies in our 2018 compensation peer group.

Our named executive officers received the following annual awards in the following amounts:

Name of Executive Officer	Shares Subject to Time- Based Options	Shares Subject to Performance-Based Options
		Threshold	Target	Maximum
John J. Nicols	130,000	162,500	325,000	650,000
Gordon Sangster	60,000	47,500	95,000	190,000
James J. Lalonde	55,000	42,500	85,000	170,000
Michael Aldridge	60,000	47,500	95,000	190,000

Pursuant to the terms approved by our compensation committee on the date of grant, the time-based stock options are scheduled to vest such that 1/4th of the shares subject to the option vested on February 20, 2019 and the remainder of the shares will vest at a rate of 1/48th of the total shares subject to the option each month thereafter, subject to the named executive officer’s continued service to our Company on each vesting date.

Additionally, the compensation committee granted the maximum number of shares subject to the performance-based options set forth in the table above, with up to such maximum number eligible to vest based on pre-established performance goals. These performance-based options were scheduled to vest such that up to one-half of the shares subject to the award would vest on March 5, 2019, and up to one-half of the shares subject to the award would vest on March 5, 2020, subject to the named executive officer’s continued service to our Company on each vesting date and the Company achieving the performance goals for calendar year 2018 established by the compensation committee at the time of grant. The performance goals set for the performance-based options consisted of (1) core business revenue growth (weighted at 45%), (2) strategic advancement of our biotherapeutics pipelines (weighted at 35%), (3) cash and cash equivalents as of December 31, 2018 (weighted at 10%), and (4) development of our strategic plan (weighted at 10%). The threshold, target and superior performance levels of our financial goals of revenue growth and cash position were the same as the levels under our Executive Incentive Compensation Program, as described above. As under our Executive Incentive Compensation Program, the financial and non-financial goals for our performance-based options are intended to be difficult to achieve and require above what our compensation committee has determined to be average performance to meet the minimum acceptable standard. However, because the non-financial goals for our performance-based options are related to our business strategy and are highly confidential, we do not publicly disclose them, as we believe their disclosure would provide our competitors, customers and other third-parties with significant insights regarding are confidential business strategies that could cause us substantial harm.

The number of shares vesting in respect of the performance-based options on each vesting date was determined by multiplying the number of shares subject to the award by a multiplier, which is calculated as the sum over all performance goals of (i) the weight of each performance goal multiplied by (ii) the applicable achievement percentage. The achievement percentage for each performance goal is 0% if achieved at less than threshold, 25% if achieved at threshold, 50% if achieved at target level, and 100% if achieved at or above the superior level. For the revenue and cash goals, achievement between the foregoing levels was determined using linear interpolation.

Based on the 2018 achievement of our performance goals, including revenue of $60.6 million and cash and cash equivalents as of December 31, 2018 of $53.0 million, in February 2019, our compensation committee determined that 118% of the target number of shares subject to performance-based options had been earned, such that 59% of the target number of shares subject to each award (or approximately 29.5% of the shares granted) will vest on each of March 5, 2019 and March 5, 2020. Our achievement of the performance goals is set forth in greater detail below.

Performance Goal	Weight	Weighted Actual Achievement (as a % of target)
Core business revenue growth	45%	42.4%
Strategic advancement of our biotherapeutics pipelines	35%	45.6%
Cash and cash equivalents as of December 31, 2018	10%	10.0%
Strategic plan development	10%	20.0%
Total	100%	118.0%

Termination-Based Compensation

Our compensation committee provides our named executive officers with termination of employment protection when it determines that such protection is necessary to attract or retain an executive.

We believe that concerns about potential job loss or the possibility or occurrence of a change in control of the Company can create uncertainty for our executive officers that may unduly affect their performance. For example, the possibility of a change in control of the Company may create uncertainty for our named executive officers regarding their continued employment because such transactions frequently result in changes in senior management. Consequently, we are party to an employment agreement with Mr. Nicols and change of control severance agreements with each of our other named executive officers who remain employed by us, which provide severance payments and benefits in the event of certain qualifying terminations, both within and outside of a change in control context. We believe that such arrangements are necessary to attract and retain talent in the markets in which we compete for talent.

In connection with Mr. Aldridge’s separation from the Company in August 2018, we entered into a separation agreement providing for certain severance payments and benefits in exchange for a general release of claims against the Company.

The severance payments and benefits that are payable under the Company’s severance and change in control arrangements are further described below in the section entitled “—Change in Control and Severance Arrangements.”

Other Compensation

All of our named executive officers are eligible to participate in certain benefit plans and arrangements offered to employees generally, including health, dental, life and disability insurance and our 401(k) plan. We currently provide company contributions to the 401(k) plans for all employees, including our named executive officers. Consistent with our market-competitive compensation philosophy, we intend to continue to maintain these benefit plans and arrangements for our employees, including our named executive officers.

Our compensation committee in its discretion may revise, amend or add to any executive’s benefits and perquisites if it deems it advisable. We currently do not believe it is necessary for the attraction or retention of management talent to provide our named executive officers with a substantial amount of compensation in the form of perquisites or other personal benefits.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to certain executive officers or “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the definition of covered employees was expanded to generally include all named executive officers. Our board of directors and our compensation committee may, in its judgment, authorize compensation payments that exceed the deductibility limits under Section 162(m) when it believes that such payments are appropriate to attract, retain and reward executive talent.

Section 409A of the Code imposes additional taxes on certain non-qualified deferred compensation arrangements that do not comply with its requirements. These requirements regulate an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A generally also provides that distributions of deferred compensation only can be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date or fixed schedule, a change-in-control, or the individual’s death or disability). For certain executives, Section 409A requires that such individual’s distribution of certain non-qualified deferred compensation amounts commence no earlier than six months after such officer’s separation from service. We have and will continue to endeavor to structure our compensation arrangements to be exempt from or comply with Section 409A so as to avoid the adverse tax consequences associated therewith. We have not provided any executives or other employees with any gross-up in connection with Section 409A.

We account for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). Our compensation committee takes into account the expense taken under FASB ASC Topic 718 when determining equity grants.

Stock Ownership Guidelines

Pursuant to Mr. Nicols’ employment agreement, he is required to own shares of our common stock equal to the lesser of (i) that number of shares having a fair market value equal to five times his annual base salary or (ii) 1,333,333 shares. Upon any increase in Mr. Nicols’ base salary, he will have five years from the date of the increase to meet these requirements. If his ownership of our common stock falls below the amount required, he must retain at least 50% of the shares of our common stock issued to him upon vesting or exercise of equity awards until the requirements are met. Mr. Nicols was in compliance with his stock ownership requirement throughout 2018.

2018 Summary Compensation Table

The following table summarizes the compensation that we paid to our named executive officers related to the fiscal year ended December 31, 2018.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
John J. Nicols President and Chief Executive Officer	2018	646,833	—	2,285,439	494,500	12,040	3,438,812
	2017	627,500	—	1,829,976	473,000	12,040	2,942,516
	2016	610,000	1,213,600	486,735	494,000	12,040	2,816,375
Gordon Sangster Senior Vice President, Chief Financial Officer	2018	403,000	—	778,498	205,400	12,040	1,398,938
	2017	390,833	—	635,350	196,000	12,040	1,234,223
	2016	374,167	303,400	283,736	205,000	12,040	1,178,343
James J. Lalonde, Senior Vice President, Research and Development	2018	356,000	—	703,157	181,500	12,040	1,252,697
	2017	329,167	—	559,108	165,000	12,040	1,065,315
	2016	312,500	192,700	177,624	156,000	12,040	850,864
Michael Aldridge Senior Vice President, Corporate and Strategic Development(4)	2018	283,344	—	778,498	—	234,148	1,295,990
	2017	390,833	—	635,350	196,000	12,040	1,234,223
	2016	79,167	—	593,225	43,000	2,845	718,237
(1)	The amounts reported in the “Stock Awards” and “Option Awards” columns represent the grant date fair value calculated in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Amounts shown in the “Option Awards” column include the grant date fair value for the performance-based options granted in 2018, described above under “—Components of Our Executive Compensation Program—Equity Incentive Compensation,” based on the probable outcome of the applicable performance goals for 2018 as of the grant date, in accordance with FASB ASC Topic 718. The value of each of the performance-based option award granted to the named executive officers, assuming that the highest level of performance conditions were achieved, is set forth in the table below:

Name	Grant Date Fair Value Assuming Maximum Achievement
John J. Nicols	$3,265,600
Gordon Sangster	$954,560
James J. Lalonde	$854,080
Michael Aldridge	$954,560
(2)	The amounts reported in this column reflect bonus payments made pursuant to the Executive Incentive Compensation Plan. Please see the section “—Components of Our Executive Compensation Program—Annual Cash Compensation” above for more information.
(3)	For all named executive officers other than Mr. Aldridge, the amount reported reflects a cell phone stipend of $1,440 and a 401(k) plan matching contribution of $10,600. For Mr. Aldridge, the amount reported reflects a cell phone stipend of $900, a 401(k) plan matching contribution of $10,170, $202,500 in cash severance and $20,578 in continued healthcare premiums paid or accrued as of December 31, 2018 pursuant to his separation agreement with the Company.
(4)	Mr. Aldridge resigned as our Senior Vice President, Corporate and Strategic Development on August 17, 2018.

Grants of Plan-Based Awards in 2018 Table

All options granted to our named executive officers are nonqualified stock options. All options granted in 2018 were granted under our 2010 Equity Incentive Award Plan, as amended.

The following table shows information regarding grants of non-equity incentive and equity incentive awards during the fiscal year ended December 31, 2018 to each of our named executive officers:

	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other- Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John J. Nicols	2/20/2018	—	—	—	—	—	—	130,000	8.95	652,639
		485,125	909,609	—	—	—	—	—	—	—
	2/20/2018	—	—	162,500	325,000	650,000	—	—	8.95	1,632,800
Gordon Sangster	2/20/2018	—	—	—	—	—	—	60,000	8.95	301,218
		201,500	377,813	—	—	—	—	—	—	—
	2/20/2018	—	—	47,500	95,000	190,000	—	—	8.95	477,280
James J. Lalonde	2/20/2018	—	—	—	—	—	—	55,000	8.95	276,117
		178,000	333,750	—	—	—	—	—	—	—
	2/20/2018	—	—	42,500	85,000	170,000	—	—	8.95	427,040
Michael Aldridge	2/20/2018	—	—	—	—	—	—	60,000	8.95	301,218
		201,500	377,813	—	—	—	—	—	—	—
	2/20/2018	—	—	47,500	95,000	190,000	—	—	8.95	477,280
(1)	The amounts reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column relate to amounts payable under our 2018 Executive Incentive Compensation Plan. The target column assumes the achievement of both the company performance factor and the individual performance factor at the target level. The maximum column assumes the maximum achievement for both the company performance factor and individual performance factor. The actual amounts paid to our named executive officers are set forth in the non-equity incentive plan compensation column of the 2018 Summary Compensation Table.
(2)	The amounts reported in these columns reflect shares that may vest in respect of the performance-based options granted in 2018 described above under “—Components of Our Executive Compensation Program—Equity Incentive Compensation,” which vest subject to the Company’s achievement of established performance goals. The target number of shares of our common stock is equal to one-half of the number of shares subject to the options granted; the threshold number of shares is one-quarter of the number of shares subject to the options granted; and the maximum number of shares is equal to the number of shares subject to the options granted.
(3)	The options granted as reported in the “All Other Option Awards” column vested as to 1/4th of the shares subject to the option on the first anniversary of the date of grant and the remainder of the shares vest at a rate of 1/48th of the total shares subject to the option each month thereafter, subject to the named executive officer’s continued service to our Company.
(4)	The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column represents the grant date fair value calculated in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. For performance-based options, the amount shown is based on the probable outcome of the applicable performance goals for 2018 as of the grant date, in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2018 Fiscal Year-End Table

The following table shows grants of stock options, performance stock units, and performance-based options outstanding on December 31, 2018, the last day of our fiscal year, for each of our named executive officers. No awards are shown below for Mr. Aldridge, as all of his outstanding awards terminated or were forfeited in connection with his resignation in 2018.

			Option Awards
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
John J. Nicols	6/13/2012		230,457	—	$3.46	6/13/2022
	1/24/2013		270,000	—	2.32	1/24/2023
	2/24/2014		500,000	—	1.97	2/24/2024
	2/11/2015		293,250	12,750	3.39	2/11/2025
	2/19/2016		149,458	61,542	4.10	2/19/2026
	2/3/2017		100,833	119,167	4.60	2/3/2027
	2/3/2017	(2)	335,500	335,500	4.60	2/3/2027
	2/20/2018		—	130,000	8.95	2/20/2028
	2/20/2018	(3)	—	383,500	8.95	2/20/2028

Gordon Sangster	8/18/2014		35,000	—	2.45	8/18/2024
	2/11/2015		127,458	5,542	3.39	2/11/2025
	2/19/2016		87,125	35,875	4.10	2/19/2026
	2/3/2017		57,291	67,709	4.60	2/3/2027
	2/3/2017	(2)	83,875	83,875	4.60	2/3/2027
	2/20/2018		—	60,000	8.95	2/20/2028
	2/20/2018	(3)	—	112,100	8.95	2/20/2028

James J. Lalonde	6/2/2009		19,999	—	7.46	6/2/2019
	4/27/2010		26,666	—	10.92	4/27/2020
	1/26/2011		15,000	—	9.15	1/26/2021
	3/7/2012		29,000	—	3.56	3/7/2022
	1/24/2013		36,201	—	2.32	1/24/2023
	2/24/2014		75,000	—	1.97	2/24/2024
	2/11/2015		67,083	2,917	3.39	2/11/2025
	2/19/2016		54,541	22,459	4.10	2/19/2026
	2/3/2017		50,416	59,584	4.60	2/3/2027
	2/3/2017	(2)	73,810	73,810	4.60	2/3/2027
	2/20/2018		—	55,000	8.95	2/20/2028
	2/20/2018	(3)	—	100,300	8.95	2/20/2028
(1)	Each option vests as to 1/4th of the total number of shares subject to the option on the first anniversary of the vesting commencement date, and 1/48th of the total number of shares subject to the option vest monthly thereafter until all shares are vested, subject to the named executive officer’s continued service to our Company.
(2)	Represents the portion of performance-based options for which performance was achieved in 2017 but require continued employment through March 5, 2019 to vest.
(3)	Represents a performance-based option that was earned at 118% of target based on actual 2018 performance and is eligible to vest on each of March 5, 2019 and March 5, 2020, subject to continued employment.

Option Exercises and Stock Vested in 2018

The following table sets forth information regarding stock option exercises completed by our named executive officers during 2018 and stock awards in which our named executive officers vested during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John J. Nicols	169,543	2,376,322	210,604	2,295,584
Gordon Sangster	80,000	1,158,994	52,651	573,896
James J. Lalonde	—	—	33,440	364,496
Michael Aldridge	245,333	2,782,838	—	—
(1)	The value realized equals the excess of the per-share closing trading price of our common stock at exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.
(2)	The dollar amounts shown above for stock awards are determined by multiplying the number of shares that vested by the per-share closing trading price of our common stock on the vesting date.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Change in Control and Severance Arrangements

We are party to an employment agreement with Mr. Nicols and change of control severance agreements with each of our other named executive officers (other than Mr. Aldridge, who was party to a change of control severance agreement on the same terms as the other named executive officers until his resignation in August 2018), each of which provide for payments and benefits upon certain terminations of employment.

Under Mr. Nicols’ employment agreement, in the event that his employment is terminated without “cause,” he resigns with “good reason,” or his employment is terminated due to death or “disability” (as such terms are defined in Mr. Nicols’ employment agreement), he will be eligible to receive: an amount equal to 12 months of his base salary and 100% of his annual target bonus, payable in a cash lump sum, full acceleration of vesting of the stock option and restricted stock awards granted pursuant to his employment agreement, 12 months’ vesting acceleration for all other outstanding equity awards, and continued healthcare coverage for up to 12 months. In addition, in the event Mr. Nicols’ employment is terminated without cause, he resigns for good reason, or his employment is terminated due to death or disability, within 12 months following a change in control of our Company, Mr. Nicols is entitled to receive a lump sum severance payment in an amount equal to 150% of his annual base salary and 150% of his annual target bonus, up to 18 months of continued health coverage and full acceleration of vesting for each of his outstanding equity awards. In the event that Mr. Nicols’ employment is terminated without “cause” or resigns for “good reason” and the event giving rise to such termination occurs at the direction of a person or entity that has entered into an agreement with the Company that contemplates a transaction which would constitute a change in control if consummated, then such termination will be deemed to have occurred within the 12 month period following a change in control and Mr. Nicols will be entitled to the payments and benefits described in the preceding sentence. All of the foregoing payments and benefits are subject to Mr. Nicols’ execution and subsequent non-revocation of a release of claims in favor of the Company.

The change of control severance agreements with each of our other named executive officers (other than Mr. Aldridge) provides that, in the event the executive experiences an involuntary termination without “cause” or a voluntary termination for “good reason” (as such terms are defined in the agreements), other than during the 12 months following a change of control of the Company, the executive will be entitled to an amount equal to six months of the executive’s base salary and continued healthcare coverage for up to six months. Under the change of control severance agreements, in the event the executive experiences an involuntary termination without cause or a voluntary termination for good reason, during the 12 months following a change of control of the Company, the executive will be entitled to a lump sum payment equal to 12 months of the executive’s base salary, continued healthcare coverage for up to 12 months, and full accelerated vesting of the executive’s outstanding equity awards. In the event that the executive’s employment is terminated without cause or resigns for good reason and the event giving rise to such termination occurs at the direction of a person or entity that has entered into an agreement with the Company that contemplates a transaction which would constitute a change in control if consummated, then such termination will be deemed to have occurred within the 12 month period following a change in control and the executive will be entitled to the payments and benefits described in the preceding sentence. The change of control severance agreements also provide that in the event the executive’s employment is terminated as a result of death or disability, the executive will be entitled to vesting of the executive’s equity awards with respect to that number of shares that would otherwise vest on the next vesting date for such equity award, pro-rated to the date of termination and continued healthcare coverage for up to 12 months. All of the foregoing payments and benefits are subject to the executive’s execution and subsequent non-revocation of a release of claims in favor of the Company.

Pursuant to the employment agreement and the change of control agreements, including any amendments thereto, in the event of a change of control, performance under any outstanding performance-based equity awards (including any performance-based options) would be determined as follows: (i) if the change of control is consummated prior to the completion of the applicable performance period, performance would be deemed achieved at 100% of target level; and (ii) if the change of control is consummated on or after the completion of the performance period, performance will be deemed achieved at the level determined by our compensation committee based on actual performance.

The following table sets forth quantitative estimates of the payments and benefits pursuant to Mr. Nicols’ employment agreement and the change of control severance agreements with our other named executive officers (other than Mr. Aldridge), as applicable, that would have accrued to each such named executive officer if his employment had been terminated on December 31, 2018 by us without cause or for good reason by the named executive officer or due to his death or disability, in each case, either outside of or in connection with a change of control of the Company that occurred on December 31, 2018.

Name	Salary Continuation ($)	Target Bonus ($)	Value of Accelerated Equity Awards ($)(1)	Value of Continued Healthcare Coverage ($)	Total ($)
John J. Nicols
Without cause, for good reason or due to death or disability	650,000	487,500	3,924,921	26,182	5,088,603
Without cause, for good reason or due to death or disability within 12 months following a change in control	975,000	731,250	10,426,227	39,274	12,171,751
Gordon Sangster
Without cause or for good reason	202,500	—	—	13,091	215,591
Without cause or for good reason within 12 months following a change in control	405,000	—	3,693,730	26,182	4,124,912
Due to death or disability	—	—	1,154,918	26,182	1,181,100
James J. Lalonde
Without cause or for good reason	180,500	—	—	13,091	193,591
Without cause or for good reason within 12 months following a change in control	361,000	—	3,139,451	26,182	3,526,633
Due to death or disability	—	—	1,002,937	26,182	1,029,119
(1)	The value of the accelerated vesting of option awards is calculated based on the aggregate amount by which $16.70, the closing trading price of our common stock as of December 31, 2018 (the last trading day of fiscal 2018), exceeded the aggregate exercise price, if any, of the outstanding and unvested stock options as of December 31, 2018. The value of the accelerated restricted stock unit and performance stock unit awards is calculated based on the number of shares of our common stock or units subject to the outstanding unvested award, multiplied by $16.70, the closing trading price of our common stock as of December 31, 2018 (the last trading day of fiscal 2018).

On August 17, 2018, Michael Aldridge resigned as our Senior Vice President, Corporate and Strategic Development. At the time of Mr. Aldridge’s resignation, we entered into a separation agreement with him which provided for a lump sum severance payment of $202,500, representing six months of Mr. Aldridge’s base salary at the rate then in effect as of immediately prior to his separation. The separation agreement also provided that we would provide Mr. Aldridge reimbursement or direct payment, of up to six months of continued healthcare coverage for himself and his covered dependents, subject to discontinuation in the event that he became eligible for comparable coverage under another employer’s healthcare plan. The value of the continued healthcare continuation is $20,578.

Pay Ratio of CEO to Median Employee

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. For 2018, our last completed fiscal year, the total compensation in 2018 of our CEO was approximately 25 times the median total compensation in 2018 of all of our other employees (the “Pay Ratio”). The median of the annual total compensation of all employees of our Company (other than our CEO) was $148,195 and the annual total compensation of our CEO was $3,732,716, as included in the “Summary Compensation Table” above. As permitted by SEC rules, the median employee was the same median employee the Company identified for 2017. The Company is using the same median employee as in 2017 because there have been no changes to the Company’s employee population or employee compensation arrangements that the Company reasonably believes would significantly affect the Pay Ratio.

The Company chose December 31, 2017 as the date for establishing the employee population used in identifying the median employee and used the 12 month period from January 1, 2017 through December 31, 2017 as the measurement period. We identified the median employee using the consistently applied compensation measure of base salary earned during the measurement period for each employee (U.S. and non-U.S.). Permanent employees who joined in 2017 and permanent employees who were on leave during 2017 were assumed to have worked for the entire measurement period. We captured all employees as of December 31, 2017, consisting of approximately 101 individuals globally, with approximately 98% of these individuals located in the U.S. and approximately 2% located outside of the U.S. Earnings of our employees outside the U.S. were converted to U.S. dollars using an average currency exchange rate over the measurement period. No cost-of-living adjustments were made. The annual total compensation of the median employee and the annual total compensation of our CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2018, with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)(2)	6,053,220		$5.28	8,311,244
Equity compensation plans not approved by security holders	230,457	(3)	$3.46	—
Total	6,283,677		$5.20	8,311,244
(1)	Includes the 2002 Stock Plan and the 2010 Plan. The number of shares of Codexis common stock that may be issued pursuant to outstanding awards under the 2002 Stock Plan and the 2010 Plan include, respectively: (A) outstanding awards of 240,000 performance stock units, 1,582,270 shares underlying performance-based stock options and 348,000 time-based restricted stock units and (B) 4,112,153 shares underlying time-based stock options. The weighted average exercise price shown is for stock options; other outstanding awards have no exercise price. No new awards may be made under the 2002 Stock Plan.
(2)	The 2010 Plan contains an “evergreen” provision pursuant to which the number of shares of common stock reserved for issuance under the 2010 Plan shall be increased on the first day of each year beginning in 2011 and ending in 2021, equal to the least of (A) 3,000,000 shares, (B) four percent (4%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares of stock as determined by our board of directors; provided, however, no more than 40,434,717 shares of stock may be issued upon the exercise of incentive stock options.
(3)	Constitutes the remaining shares issuable upon exercise of an option granted as an inducement for Mr. Nicols to commence employment with us in June 2012. The option initially provided Mr. Nicols the right to purchase up to 400,000 shares of common stock for an exercise price of $3.46 per share, which option was fully vested as of December 31, 2018. In 2018, Mr. Nicols exercised the option to purchase 169,543 shares of common stock. To the extent unexercised, the remaining shares underlying the option will expire on the earlier of June 13, 2022 or 3 months after Mr. Nicols ceases to provide services to us (or 12 months in the event he ceases to provide services to us as the result of his death or permanent disability).

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Codexis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Submitted by the Compensation Committee of the Board of Directors:

Byron L. Dorgan (chair)
Pam P. Cheng
Kathleen S. Glaub

AUDIT MATTERS

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Codexis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to Codexis’ audited consolidated balance sheets for the fiscal years ending December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2018 and the notes thereto.

Responsibilities. The audit committee operates under a written charter adopted by the board of directors. The role of the audit committee is to oversee our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process and principles, internal controls and disclosure controls. The independent registered public accounting firm, BDO USA, LLP (“BDO”), is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles. BDO is also responsible for expressing an opinion on our internal control over financial reporting based on its audit.

Review with Management. The audit committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or are reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

Review and Discussions with Independent Accountants. The audit committee has reviewed and discussed our audited financial statements (including the quality of Codexis’ accounting principles) with BDO. The audit committee has discussed with BDO the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. Further, the audit committee reviewed BDO’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements.

The audit committee has also received and reviewed the written disclosures and the letter from BDO required by the applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence, and has discussed with BDO its independence from us.

Conclusion. Based on the review and discussions referred to above, the audit committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Submitted by the Audit Committee of the Board of Directors:

David V. Smith (chair)
Byron L. Dorgan
Dennis P. Wolf

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions, since January 1, 2018, to which we were a party or will be a party, in which:

•	The amounts involved exceeded or are expected to exceed $120,000; and
•	A director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Director and Officer Indemnification Agreements

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements provide for the indemnification of our directors, officers, and certain employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. This description of the indemnification provisions of our indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to our most recent registration statement.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related party transaction policy. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Exchange Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related party had or will have a direct or indirect material interest. Under the policy, the audit committee is required to review the relevant facts and circumstances of any such transaction, arrangement or relationship, including whether the transaction is on comparable terms to arm’s length dealings with third parties, the extent of the related party’s interest in the transaction, and the conflicts of interest and corporate opportunity provisions of the Codexis Code of Business Conduct and Ethics. Such transactions, arrangements or relationships may only be consummated or continue if the audit committee approves or ratifies such transaction, arrangement or relationship. If advance approval by the audit committee is not feasible, then management may preliminarily enter into the transaction, arrangement or relationship upon prior approval by the chairman of the audit committee, subject to ratification of the transaction, arrangement or relationship at the audit committee’s next regularly scheduled meeting.

Each transaction required to be reported under Item 404(a) of Regulation S-K since the beginning of last fiscal year was entered into in compliance with our related person transaction policy described above.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Based solely on a review of copies of such forms received with respect to fiscal year 2018 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock complied with the reporting requirements of Section 16(a) during fiscal year 2018.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our proxy statement for the 2019 annual meeting of stockholders, your proposal must be received by our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, CA 94063 no later than December 29, 2019, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2019 annual meeting of stockholders, other than proposals pursuant to Rule 14a-8, you must notify us in writing and such notice must be received by us no earlier than February 12, 2020 and no later than March 13, 2020. You must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, CA 94063, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2018 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov and our website at http://www.codexis.com. Upon written request by a Codexis stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to 200 Penobscot Drive, Redwood City, CA 94063 Attention: Secretary.

BY ORDER OF THE BOARD OF DIRECTORS

John J. Nicols
President and Chief Executive Officer

April 26, 2019

Appendix A

CODEXIS, INC.
2019 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Codexis, Inc. 2019 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Codexis, Inc. (the “Company”) by linking the individual interests of Directors, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Directors, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1   “Administrator” shall mean the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

2.2   “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3   “Applicable Law” shall mean any applicable law, including, without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.4   “Automatic Exercise Date” shall mean, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right.

2.5   “Award” shall mean an Option, a Stock Appreciation Right, a Restricted Stock award, a Restricted Stock Unit award, an Other Stock or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Plan.

2.6   “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.7   “Board” shall mean the Board of Directors of the Company.

2.8   “Change in Control” shall mean and includes each of the following:

(a)   A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its parents or subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)   During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or Section 2.8(c) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)   The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)   Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)   After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d)   The Company’s stockholders approve a liquidation or dissolution of the Company.

In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A

2.9   “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.10    “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board which may be comprised of one or more Directors and/or executive officers of the Company as appointed by the Board, to the extent permitted in accordance with Applicable Law.

2.11   “Common Stock” shall mean the common stock of the Company.

2.12   “Company” shall have the meaning set forth in Article 1.

2.13   “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any parent of the Company or Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.14   “Director” shall mean a member of the Board, as constituted from time to time.

2.15   “Director Limit” shall have the meaning set forth in Section 4.6.

2.16   “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.

2.17   “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.18   “Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval of the Plan by the Company’s stockholders.

2.19   “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.20   “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any parent of the Company or Subsidiary.

2.21   “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

2.22   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.23   “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)   If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market and the Nasdaq Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)   If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)   If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in its discretion.

2.24   “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.25   “Holder” shall mean a person who has been granted an Award.

2.26   “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.27   “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.28   “Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.

2.29   “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.30   “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.31   “Option Term” shall have the meaning set forth in Section 5.4.

2.32   “Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.33   “Other Stock or Cash Based Award” shall mean a cash payment, cash bonus award, stock payment, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1, which may include, without limitation, deferred stock, deferred stock units, performance awards, retainers, committee fees, and meeting-based fees.

2.34   “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.35   “Plan” shall have the meaning set forth in Article 1.

2.36   “Prior Plan” shall mean the Company’s 2010 Equity Incentive Award Plan, as such plan may be amended from time to time.

2.37   “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.38   “Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.39   “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 8.

2.40   “SAR Term” shall have the meaning set forth in Section 5.4.

2.41   “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

2.42   “Securities Act” shall mean the Securities Act of 1933, as amended.

2.43   “Shares” shall mean shares of Common Stock.

2.44   “Stock Appreciation Right” shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying (i) the difference obtained by subtracting (x) the exercise price per share of such Award from (y) the Fair Market Value on the date of exercise of such Award by (ii) the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

2.45   “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.46   “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.47   “Termination of Service” shall mean the date the Holder ceases to be an Eligible Individual. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain an Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1   Number of Shares.

(a)   Subject to adjustment as provided in Section 3.1(b) and Section 12.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is (i) 7,897,144 plus (ii) that number of Shares that are subject to equity awards granted under the Prior Plan which are outstanding as of April 22, 2019 and thereafter terminate, expire, lapse or are forfeited for any reason and which following the termination, expiration, lapse or forfeiture of such awards do not again become available for issuance under the Prior Plan; provided, however, that no more than 14,000,000 Shares may be issued upon the exercise of Incentive Stock Options.

(b)   If (i) any Shares subject to an Award are forfeited or expire, are converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder), or (ii) any Shares subject to an award under the Prior Plan are forfeited or expire, are converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such award under the Prior Plan is settled for cash (in whole or in part) (including Shares repurchased by the Company), the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and shall not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right or other stock-settled Award (including Awards that may be settled in cash or stock) that are not issued in connection with the settlement or exercise, as applicable, of the Stock Appreciation Right or other stock-settled Award; and (iv) Shares purchased on the open market by the Company with the cash proceeds received from the exercise of Options. Any Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder so that such Shares are returned to the Company shall again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)   Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code, and Shares subject to such Substitute Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3.1(b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3.1(b) above); provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

3.2   Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Section 12.2, Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted and no Award Agreement shall reduce or eliminate such minimum vesting requirement; provided, however, that, notwithstanding the foregoing, (a) an Award may provide that such minimum vesting restrictions may lapse or be waived upon the Participant’s Termination of Service or death or disability, subject to Section 11.7; (b) Awards that result in the issuance of an aggregate of up to 5% of the shares available for issuance under Section 3.1 as of the Effective Date may be granted to any one or more Participants without respect to such minimum vesting requirement; and (c) for purposes of Awards to non-employee directors, a vesting period shall be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders.

ARTICLE 4.

GRANTING OF AWARDS

4.1   Participation. The Administrator may, from time to time, select from among all Eligible Individuals those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except for any Non-Employee Director’s right to Awards that may be required pursuant to the Non-Employee Director Equity Compensation Policy as described in Section 4.6, no Eligible Individual or other person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other person shall participate in the Plan.

4.2   Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3   Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4   At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5   Foreign Holders. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 3.1 or the Director Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

4.6   Non-Employee Director Awards.

(a)   Non-Employee Director Equity Compensation Policy. The Administrator, in its sole discretion, may provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time.

(b)   Director Limit. Notwithstanding any provision to the contrary in the Plan or in the Non-Employee Director Equity Compensation Policy, the grant date fair value of Awards granted to a Non-Employee Director during any calendar year shall not exceed $750,000 (the “Director Limit”). The Administrator may make exceptions to this limit for individual Non-Employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.

ARTICLE 5.

GRANTING OF OPTIONS AND STOCK APPRECIATION RIGHTS

5.1   Granting of Options and Stock Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan, including any limitations in the Plan that apply to Incentive Stock Options.

5.2   Qualification of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other person, (a) if an

Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including, without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

5.3   Option and Stock Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

5.4   Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Stock Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted to an Eligible Individual (other than a Greater Than 10% Stockholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4 and without limiting the Company’s rights under Section 10.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 10.7 and 12.1, any other term or condition of such Option or Stock Appreciation Right relating to such Termination of Service of the Holder or otherwise.

5.5   Option and SAR Vesting. The period during which the right to exercise, in whole or in part, an Option or Stock Appreciation Right vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement, subject to Section 3.2. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire on the date of such Termination of Service.

ARTICLE 6.

EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

6.1   Exercise and Payment. An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, unless the Administrator otherwise determines, an Option or Stock Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 6 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

6.2   Manner of Exercise. Except as set forth in Section 6.3, all or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)   A written notice of exercise in a form the Administrator approves (which may be electronic) complying with the applicable rules established by the Administrator. The notice shall be signed or otherwise acknowledge electronically by the Holder or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;

(b)   Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.

(c)   In the event that the Option shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d)   Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2.

6.3   Expiration of Option Term or SAR Term: Automatic Exercise of In-The-Money Options and Stock Appreciation Rights. Unless otherwise provided by the Administrator in an Award Agreement or otherwise or as otherwise directed by an Option or Stock Appreciation Rights Holder in writing to the Company, each vested and exercisable Option and Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Option or Stock Appreciation Rights Holder or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 10.1(b) or 10.1(c) and the Company or any Subsidiary shall be entitled to deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 10.2. Unless otherwise determined by the Administrator, this Section 6.3 shall not apply to an Option or Stock Appreciation Right if the Holder of such Option or Stock Appreciation Right incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option or Stock Appreciation Right with an exercise price per Share that is equal to or greater than the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 6.3.

6.4   Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition or other transfers (other than in connection with a Change in Control) of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.

ARTICLE 7.

AWARD OF RESTRICTED STOCK

7.1   Award of Restricted Stock. The Administrator is authorized to grant Restricted Stock, or the right to purchase Restricted Stock, to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

7.2   Rights as Stockholders. Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all of the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Restricted Stock are granted becomes the record holder of such Restricted Stock; provided, however, that, in the sole discretion of the Administrator, any extraordinary dividends or distributions with respect to the Shares may be subject to the restrictions set forth in Section 7.3. In addition, notwithstanding anything to the contrary herein, with respect to a share of Restricted Stock, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the share of Restricted Stock vests.

7.3   Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) and, unless the Administrator provides otherwise, any property (other than cash) transferred to Holders in connection with an extraordinary dividend or distribution shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement, subject to Section 3.2.

7.4   Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement.

7.5   Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE 8.

AWARD OF RESTRICTED STOCK UNITS

8.1   Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. A Holder will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

8.2   Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator, subject to Section 3.2. An Award of Restricted Stock Units shall only be eligible to vest while the Holder is an Employee, a Consultant or a Director, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may become vested subsequent to a Termination of Service in the event of the occurrence of certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

8.3   Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Stock Unit vests; and (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 10.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

ARTICLE 9.

AWARD OF OTHER STOCK OR CASH BASED AWARDS AND DIVIDEND EQUIVALENTS

9.1   Other Stock or Cash Based Awards. The Administrator is authorized to grant Other Stock or Cash Based Awards, including awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Stock or Cash Based Award, including the term of the Award, any exercise or purchase price, performance goals, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement, subject to Section 3.2. Other Stock or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

9.2   Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

ARTICLE 10.

ADDITIONAL TERMS OF AWARDS

10.1   Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash, wire transfer of immediately available funds or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2   Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a Holder may have elected, allow a Holder to satisfy such obligations by any payment means described in Section 10.1 hereof, including without limitation, by allowing such Holder to elect to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares that may be so withheld or surrendered shall be limited to the number of Shares that have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Holder’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

10.3   Transferability of Awards.

(a)   Except as otherwise provided in Sections 10.3(b) and 10.3(c):

(i)   No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii)   No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 10.3(a)(i); and

(iii)   During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.

(b)   Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any person other than another Permitted Transferee of the applicable Holder); and (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer. In addition, and further notwithstanding Section 10.3(a), hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c)   Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

10.4   Conditions to Issuance of Shares.

(a)   The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b)   All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

(c)   The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)   Unless the Administrator otherwise determines, no fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e)   The Company, in its sole discretion, may (i) retain physical possession of any share certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the share certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Shares.

(f)   Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.5   Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Holder) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

10.6   Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares. Furthermore, for purposes of this Section 10.6, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per Share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per Share that is less than the exercise price per Share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

10.7   Amendment of Awards. Subject to Applicable Law, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Holder’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Holder, or (b) the change is otherwise permitted under the Plan (including, without limitation, under Section 12.2 or 12.10).

10.8   Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 10.8 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.

ARTICLE 11.

ADMINISTRATION

11.1   Administrator. The Committee shall administer the Plan (except as otherwise permitted herein). To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall be deemed to refer to the Board and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

11.2   Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend the Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.7 or Section 12.10. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

11.3   Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.4   Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a)   Designate Eligible Individuals to receive Awards;

(b)   Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

(c)   Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)   Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)   Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)   Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)   Decide all other matters that must be determined in connection with an Award;

(h)   Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)   Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and

(j)   Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

11.5   Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all persons.

11.6   Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more Directors or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

11.7   Acceleration. Subject to the Organizational Documents, any specific designation in the Plan (including Section 3.2 and Section 12.2) and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to accelerate, wholly or partially, the vesting or lapse of restrictions (and, if applicable, the Company shall cease to have a right of repurchase) of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects.

ARTICLE 12.

MISCELLANEOUS PROVISIONS

12.1   Amendment, Suspension or Termination of the Plan.

(a)   Except as otherwise provided in Section 12.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 10.7 and Section 12.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b)   Notwithstanding Section 12.1(a), the Board may not, except as provided in Section 12.2, take any of the following actions without approval of the Company’s stockholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 11.6, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 10.6.

(c)   No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Incentive Stock Option be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board and (ii) the date the Plan was approved by the Company’s stockholders.

12.2   Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)   In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

(b)   In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles.

(i)   To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii)   To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)   To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)   To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v)   To provide that the Award cannot vest, be exercised or become payable after such event.

(c)   In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):

(i)   The number and type of securities subject to each outstanding Award and/or the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustments provided under this Section 12.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(ii)   The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan).

(d)   Notwithstanding any other provision of the Plan, but subject to Section 12.2(e), in the event of a Change in Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation.

(e)   In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award upon a Change in Control, such Award shall become fully vested and, if applicable, exercisable and all forfeiture restrictions on such Award shall lapse, in each case, as of immediately prior to the consummation of such Change in Control. If an Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and the Award shall terminate upon the expiration of such period.

(f)   The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(g)   No adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(h)   The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(i)   No action shall be taken under this Section 12.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

(j)    In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

12.3   Approval of Plan by Stockholders. The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan.

12.4   No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

12.5   Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

12.6   Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.7   Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

12.8   Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

12.9   Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

12.10   Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Holder’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Holder’s Termination of Service, or (ii) the date of the Holder’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 12.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

12.11   Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

12.12   Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.13   Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.14   Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Codexis, Inc. on April 22, 2019.

* * * * *

I hereby certify that the foregoing Plan was approved by the stockholders of Codexis, Inc. on ____________ __, 2019.

Executed on this ____ day of _______________, 2019.

Corporate Secretary

CODEXIS, INC.
200 PENOBSCOT DRIVE
REDWOOD CITY, CA 94063

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E68955-P20630

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CODEXIS, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Withhold
1a. Byron L. Dorgan	☐	☐
1b. David V. Smith	☐	☐
1c. Dennis P. Wolf	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To ratify the selection of BDO USA, LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
3. To approve the Codexis, Inc. 2019 Incentive Award Plan.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E68956-P20630

CODEXIS, INC.
Annual Meeting of Stockholders
June 11, 2019 9:00 AM
This proxy is solicited by the Board of Directors

By signing the proxy, you revoke all prior proxies and appoint John J. Nicols and Gordon Sangster and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments and postponements thereof. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side